Exhibit 10.25

PURCHASE AND SALE AGREEMENT

by and between

IPT ACQUISITIONS, LLC,

a Delaware limited liability company

and

AVERA DEVELOPMENT, LLC,

a Texas limited liability company

Dated as of August 5, 2014

Page i

		(xiii)	Tenants	13
		(xiv)	Walk Through and Punch-List Items	13
		(xv)	Rentable Square Footage	15
		(xvi)	Developer Obligations	15
		(xvii)	Failure of Conditions	15
		(xviii)	Real Property Acquisition by Seller	16
	(f)	Seller’s Right to Terminate		16
	(g)	Right of First Offer		17
4.	Possession and Inspection			18
	(a)	Possession		18
	(b)	Inspection		18
5.	The Closing			18
	(a)	The Closing Date		18
	(b)	Deliveries through Escrow		19
		(i)	Deliveries by Buyer	19
		(ii)	Deliveries by Seller	19
	(c)	Deliveries Outside Escrow		20
	(d)	Notice to Tenants		21
	(e)	Simultaneous Delivery; Conditions Concurrent		21
6.	Escrow			21
	(a)	Opening of Escrow		21
	(b)	Deposit		21
	(c)	Duties of Escrow Holder		22
	(d)	Additional Provisions		22
	(e)	Reporting		23
7.	Costs			23
	(a)	Seller		23
	(b)	Buyer		23
	(c)	Termination for Default		23
	(d)	Survival		23
8.	Prorations and Deposits			23
	(a)	Rent		24
	(b)	Deposits		24
	(c)	Utility Charges		24
	(d)	Taxes and Assessments		24
	(e)	Escrow Rights, Liquidated Damages for Delay and Permit Conditions		25
	(f)	Tenant Improvement Deposit		25
	(g)	Other Apportionments		25
	(h)	Preliminary Closing Adjustment		25
	(i)	Post-Closing Reconciliation		25
	(j)	Survival		25
9.	Representations and Warranties			25
	(a)	Buyer’s Representations and Warranties		25
		(i)	Organization	25
		(ii)	Due Authorization	26
		(iii)	Prohibited Person	26

Page ii

	(b)	Seller’s Representations and Warranties		26
		(i)	Organization	26
		(ii)	Due Authorization	26
		(iii)	Foreign Person	26
		(iv)	Litigation	27
		(v)	Options and Other Rights	27
		(vi)	Employee Benefit Plans	27
		(vii)	Violations	27
		(viii)	Leases	27
		(ix)	Due Diligence Materials	27
		(x)	Prohibited Person	27
		(xi)	Obligations	27
		(xii)	Operating Agreements	28
		(xiii)	Notices	28
		(xiv)	Employees	28
		(xv)	Approvals	28
	(c)	Survival of Representations and Warranties		28
	(d)	Disclaimer of Seller Representations and Warranties		28
	(e)	Seller’s Knowledge		30
	(f)	Notification of Change in Circumstance		30
10.	Remedies			30
	(a)	REMEDIES FOR BUYER’S BREACH		30
		(i)	Right of First Offer	34
	(b)	Other Remedies		34
	(c)	Survival of Indemnities		34
	(d)	Seller’s Maximum Post-Closing Aggregate Liability		34
11.	Seller’s Obligations Pending Closing			35
	(a)	Insurance		35
	(b)	Breach of Representation		35
	(c)	Taxes		35
	(d)	Utilities		35
	(e)	Operating Agreements		36
	(f)	Termination of Operating Agreements		36
	(g)	Special Districts and Assessments		36
	(h)	Construction of Improvements and Off-Site Improvements		36
	(i)	Intentionally Omitted		36
	(j)	Leases		36
	(k)	Warranties		36
	(l)	No Conveyance		37
	(m)	Permits		37
	(n)	Property Management and Leasing		37
	(o)	Exclusivity		38
	(p)	Notice		38
12.	Damage or Destruction			38
13.	Eminent Domain			39
14.	Commissions			39

Page iii

15.	Memorandum		40
16.	Notice		40
17.	Miscellaneous		41
	(a)	Successors and Assigns	41
	(b)	Amendments	42
	(c)	Governing Law	42
	(d)	Interpretation	42
	(e)	No Obligation to Third Parties	42
	(f)	Further Assurances	42
	(g)	Merger of Prior Agreements	42
	(h)	Enforcement	42
	(i)	Time	43
	(j)	Severability	43
	(k)	No Waiver	43
	(l)	Legal Representation	43
	(m)	Schedules and Exhibits	43
	(n)	Headings	43
	(o)	Survival	44
	(p)	Bulk Sales Laws	44
18.	Marketing; Leasing		44
19.	Design And Development Of The Improvements		44
	(a)	Permits	44
		(i) Permit Conditions	44
		(ii) Credit for Permit Condition	44
		(iii) Failure to Approve Permit Condition	45
	(b)	Notification of Permit Condition	45
	(c)	Preliminary Plans	45
	(d)	Final Plans and Specifications	45
		(i) Review and Approve by Buyer	45
		(ii) Submissions to Governmental Authorities	46
		(iii) Change Order Definitions	46
		(iv) Governmental and Seller’s Change Orders	47
		(v) Seller Change Orders	47
		(vi) Buyer Change Orders	48
	(e)	General Contractor, Major Subcontractors and Architect	49
	(f)	Seller’s Construction and Development Covenants	49
	(g)	Buyer’s Inspection Rights/Seller’s Indemnity	50
	(h)	Construction Schedule	50
		(i) Delivery of Schedule	50
		(ii) Target and Outside Completion Date	51
		(iii) [Intentionally Omitted]	51
		(iv) Dispute Resolution	51
20.	Buyer Change Order and Force Majeure Delays		51
	(a)	Buyer Delay	51
	(b)	Force Majeure Delay	51
	(c)	Notice of Delay	51

Page iv

	(d)	Disputes Regarding Delay	51
21.	Square Footage Purchase Price Adjustment		52
22.	Construction Financing		52
	(a)	Construction Financing	52
	(b)	Subordination and Non-Disturbance	52
	(c)	Repayment	52
	(d)	Recognition of Escrow Rights	52
	(e)	Right to Cure	53
	(f)	Foreclosure Recognition	53
	(g)	Effect of Tri-Party Agreement	53
23.	Purchase Agreement		53
24.	Seller/Contractor Warranty		53
25.	Disclosures		54
	(a)	Notice Regarding Possible Annexation	54

Page v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 5, 2014 (the “Effective Date”), and is entered into by and between IPT Acquisitions, LLC, a Delaware limited liability company (“Buyer”), and AVERA DEVELOPMENT, LLC, a Texas limited liability company (“Seller”).

RECITALS:

A. Seller is in the process of negotiating a purchase and sale agreement to purchase that certain unimproved real property located in Grand Prairie, Texas, that is more particularly described on Exhibit A (the “Real Property”).

B. Seller intends to construct upon the Real Property certain improvements which include an industrial building containing approximately 345,150 square feet and certain on-site improvements and off-site improvements which are all more particularly described in the Plans (as hereinafter defined).

C. Seller desires to sell to Buyer and Buyer desires to purchase from Seller, upon the terms and conditions hereinafter set forth, the Property (as hereinafter defined).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Purchase and Sale of Property. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, upon the terms and conditions herein stated, the Real Property, together with:

(a) Improvements and Appurtenances. All (i) buildings, above and below ground improvements, fixtures and other structures to be constructed on the Real Property as described in this Agreement (collectively, and as defined in Section 19(d)(ii), the “Improvements”), provided, however, that “Improvements” shall not include any fixtures or other improvements owned by any tenants (“Tenants”) under any Approved Leases (as hereinafter defined), and (ii) rights, benefits, privileges, easements, tenements, hereditaments, reversions, remainders, rights-of-way and other appurtenances to the Real Property or in any way appertaining thereto, including all development, air and water rights related thereto, all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property, but excluding all oil, gas and mineral rights (collectively, the “Appurtenances”);

(b) Personal Property. All personal property owned by Seller, if any, located in or on, and used in connection with the Real Property or the Improvements, including, without limitation, (i) all construction, engineering, consulting, architectural and other similar plans, specifications, working drawings and any and all amendments and modifications thereto, relating to the design or construction of the Improvements, but only to the extent that such are owned by

Seller; and (ii) all governmental entitlements (including, but not limited to, all environmental impact reports, negative declarations, map approvals, conditional use permits, building permits and certificates of occupancy relating to the Improvements), permissions, environmental clearances, rights, licenses and permits which relate to the Real Property (the property described in this Section 1(b), the “Personal Property”);

(c) Approved Leases. Any and all of Seller’s right, title and interest in and to the Approved Leases including any guaranties thereof and any security deposits thereunder; and

(d) Intangibles. Any and all of Seller’s right, title and interest in and to any of the following existing at the Closing (i) with the exception of those service contracts identified by Buyer for termination in accordance with Section 11(f) and any property managements agreements (which property management agreements Seller agrees to terminate at Closing), all other service contracts related to the Real Property, including, without limitation, those service contracts required to be entered into by Seller prior to Substantial Completion (as hereinafter defined) relating to the operation or maintenance of the Real Property, Improvements or Personal Property (collectively, the “Operating Agreements”), (ii) all warranties other contracts and other contract rights related to the Real Property, including without limitation, the Warranties (as hereinafter defined), and (iii) all permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Real Property (the property described in this Section 1(d) being sometimes herein referred to collectively as the “Intangibles”).

The Real Property, Improvements, Appurtenances, Personal Property, Approved Leases and Intangibles are collectively referred to hereinafter as the “Property”.

2. Purchase Price and Additional Consideration. The purchase price for the Property shall be Sixteen Million Nine Hundred Twelve Thousand Three Hundred and Fifty Dollars ($16,912,350.00) (the “Purchase Price”), as the same may be adjusted as provided in Section 21, payable as follows:

(a) Deposit. Within two (2) Business Days after the execution hereof, Buyer shall deliver the sum of FOUR HUNDRED TWENTY-TWO THOUSAND EIGHT HUNDRED EIGHT and 75/100 DOLLARS ($422,808.75) (“Initial Deposit”) in good funds to the Escrow Holder, which shall be held by the Escrow Holder pursuant to the terms of this Agreement. The amount of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) of the Initial Deposit shall serve as independent consideration (“Independent Consideration”) for Seller’s execution and delivery of this Agreement and the rights granted hereby and shall (notwithstanding any term or provision to the contrary herein) be nonrefundable to Buyer for any reason whatsoever. The Independent Consideration shall be immediately released by the Escrow Holder to Seller. The Independent Consideration shall not be applicable to the Purchase Price. If Buyer delivers an Approval Notice (as hereinafter defined) prior to the expiration of the Due Diligence Period, upon the expiration of the Due Diligence Period, the Initial Deposit shall become nonrefundable to Buyer except as otherwise expressly provided in this Agreement. Within five (5) Business Days after Civil Approval and the issuance of the building permit for construction of the Improvements, evidence (in the form of a receipt) of the payment of all required permit and similar fees for construction of the Improvements, in a manner satisfactory to Buyer and provided that all of Seller’s representations and warranties are true and correct as of such date and Seller has performed all obligations required to be performed by Seller as of such date, Buyer shall deposit an additional FOUR HUNDRED TWENTY-TWO THOUSAND EIGHT HUNDRED EIGHT and 75/100 DOLLARS ($422,808.75) with the Escrow Holder (the “Additional Deposit,”) for a total Deposit of EIGHT HUNDRED FORTY-FIVE THOUSAND SIX HUNDRED SEVENTEEN and 50/100 DOLLARS ($845,617.50). Within five (5) Business Days after the completion of the building pad for the Improvements in a manner satisfactory to Buyer and provided that all of Seller’s representations and warranties are true and correct as of such date and the Seller has performed all obligations required to be performed by Seller as of such date, Buyer shall deposit an additional EIGHT HUNDRED FORTY-FIVE THOUSAND SIX HUNDRED SEVENTEEN and 50/100 DOLLARS ($845,617.50) with the Escrow Holder (the “Second Additional Deposit”) for a total Deposit of ONE MILLION SIX HUNDRED NINETY-ONE THOUSAND TWO HUNDRED THIRTY-FIVE and NO/100 dollars ($1,691,235.00). Within five (5) Business Days after the completion of the concrete slab for the Improvements in a manner satisfactory to Buyer and provided that all of Seller’s representations and warranties are true and correct as of such date and the Seller has performed all obligations required to be performed by Seller as of such date, Buyer shall deposit an additional EIGHT HUNDRED FORTY-FIVE THOUSAND SIX HUNDRED SEVENTEEN and 50/100 DOLLARS ($845,617.50) with the Escrow Agent, (the “Third Additional Deposit”); for a total Deposit of TWO MILLION FIVE HUNDRED THIRTY-SIX THOUSAND EIGHT HUNDRED FIFTY-TWO AND 50/100 DOLLARS ($2,536,852.50). Within five (5) Business Days after the completion of tilting of the walls in a manner satisfactory to Buyer and provided all of Seller’s representations and warranties are true and correct as of such date and Seller has performed all obligations required to be performed by Seller as of such date, Buyer shall deposit an additional ONE MILLION SIX HUNDRED NINETY-ONE THOUSAND TWO HUNDRED THIRTY-FIVE and NO/100 DOLLARS ($1,691,235.00) for a total deposit of FOUR MILLION TWO HUNDRED TWENTY-EIGHT THOUSAND EIGHTY-SEVEN and 50/ DOLLARS ($4,228,087.50) (the “Fourth Additional Deposit”) which together with the Initial Deposit and the Additional Deposit, the Second Additional Deposit, the Third Additional Deposit and the Fourth Additional Deposit, and with all interest earned thereon are collectively referred to herein as the “Deposit”) and shall be nonrefundable to Buyer except as otherwise expressly provided in this Agreement. In the event of any dispute between the Buyer and Seller with respect to whether the work required to be completed as a prerequisite through funding of the Third Additional Deposit or Fourth Additional Deposit has been completed Buyer and Seller are unable to resolve such dispute following good faith negotiation, such dispute shall be resolved by (i) Jason Russell of GSR Andrade, or if he is no longer employed by GSA Andrade or unwilling to serve, then (ii) Rick Gilliland of RGA Architects, or if he is no longer employed by RGA Architects or unwilling or unable to serve, then (iii) by another independent architect appointed by GSR Andrade or (iv) if GSR Andrade fails to appoint another independent architect within five business days after request by either Buyer or Seller then an independent architect appointed by RGA Architects (as applicable, the “Independent Architect”) whose determination shall be binding upon Buyer and Seller. In the event that Buyer provides the Second Additional Deposit, the Third Additional Deposit or the Fourth Additional Deposit, the providing of such Deposit shall be deemed to constitute a statement by Buyer for the benefit of Seller and the Construction Lender that based solely on a cursory visible inspection it appears that the work required to be completed as a prerequisite to the funding of such Deposit has been completed; provided however, that the Buyer is in no way waiving any rights or remedies that Buyer may have pursuant to this Agreement with respect to the completion of such work or any other matters in connection with such work and Buyer is deemed to have made this statement solely as an accommodation to Seller and Construction Lender and that such statement shall not be binding on or estop Buyer. Civil Approval means receipt of all approvals required from the City of Grand Prairie and/or Dallas County, Texas to allow the issuance of a building permit and construction of the Improvements in accordance with the Plans approved by Buyer as of the date hereof and not requiring any changes to such Plans or imposing any terms or conditions which are not acceptable to Buyer.

(i) Letter of Credit. At Buyer’s election, in lieu of paying all or any portion of the Deposit in cash, Buyer shall have the right to deliver to the Escrow Holder an irrevocable documentary letter of credit in the original face amount of the Initial Deposit, the Additional Deposit or the Second Additional Deposit, the Third Additional Deposit, the Fourth Additional Deposit and/or the Development Deposits, as applicable, naming Escrow Holder as the beneficiary thereof, issued by a domestic financial institution that is not a affiliate of Buyer and has a long-term unsecured debt rating of not less than “BBB” by Standard & Poors (or its equivalent by any other rating agency) and otherwise in form and substance reasonably satisfactory to Seller (the “Letter of Credit”). At any time prior to the Closing Date, Buyer may replace all or any portion of the Deposit and/or Development Deposit consisting of cash with a Letter of Credit or replace any previously delivered Letter of Credit, with either a replacement Letter of Credit or cash in an amount equal to the original face amount of the Letter of Credit subject to replacement.

(ii) Letter of Credit Terms. In the event Buyer delivers a Letter of Credit to Escrow Holder in accordance with Section 2(a)(i), such Letter of Credit shall constitute a portion of the Deposit and/or Development Deposit and be treated as a portion of the Deposit and/or Development Deposit for purposes of this Agreement. Whenever this Agreement provides for the delivery of the Deposit and/or Development Deposit to Seller, Escrow Holder shall deliver to Seller the original Letter of Credit together with such transfer documents required by the issuer thereof to transfer same to Seller. Upon delivery of the Letter of Credit to Seller when permitted under the terms of this Agreement, the Letter of Credit shall permit the holder (i.e., Seller) to draw down all or any portion of the proceeds thereof by presenting the Letter of Credit for payment accompanied only by Seller’s certification that Seller is expressly entitled to delivery of the Deposit and/or Development Deposit pursuant to this Agreement. The Letter of Credit shall expire not earlier than three hundred sixty-five days after issuance. If the Closing will not occur at least ten (10) days prior to the expiration date of the Letter of Credit, the Letter of Credit shall be renewed by Buyer on or before the date which is ten (10) days prior to the expiration date of the Letter of Credit, which renewal shall be performed by the delivery of a new Letter of Credit to Escrow Holder. In the event that Buyer fails to renew the Letter of Credit on or before the date which is ten (10) days prior to the expiration and/or termination of such Letter of Credit, Escrow Holder shall draw upon such Letter of Credit by presenting the Letter of Credit for payment prior to its expiration/termination/revocation and Escrow Holder shall treat the proceeds of such draw in the same manner as the Deposit and continue to hold such proceeds in escrow in accordance with this Agreement.

(iii) Return of Letter of Credit. At the Closing, or in the event Buyer is earlier entitled to obtain the Deposit pursuant to the terms of this Agreement, Escrow Holder shall deliver the Letter of Credit to Buyer marked “cancelled.” If the Deposit is delivered to the Escrow Holder in the form of the Letter of Credit, all references herein to (1) the right of Seller to retain or receive (or words having the same or similar import) all or any portion of the Deposit shall be construed as meaning the obligation of Escrow Holder to deliver the Letter of Credit to Seller in order for Seller to draw down on such Letter of Credit and (2) the right of Buyer to receive the return of the Deposit shall be construed as meaning the right of Buyer to receive the return of the Letter of Credit. At Closing, any portion of the Deposit paid in cash shall be applicable to the Purchase Price. The Independent Consideration shall not be applicable to the Purchase Price.

(b) Right to Terminate. Without limiting any other rights or remedies of Buyer, in the event that the conditions precedent to delivery of (i) the Additional Deposit have not occurred and been fully satisfied on or before December 31, 2014, (ii) the Second Additional Deposit have not occurred and been fully satisfied on or before May 15, 2015, (iii) the Third Additional Deposit have not occurred and been fully satisfied on or before June 24, 2015, or (iv) the Fourth Additional Deposit have not occurred and been fully satisfied on or before July 27, 2015, Buyer shall be entitled in its sole discretion to terminate this Agreement upon notice to Seller, in which event the Deposit and any Development Deposits shall be returned to Buyer, and Seller shall be in breach of its obligations under this Agreement and Buyer shall have the right to pursue its remedies pursuant to Section 10(b).

(c) Closing Funds. The Purchase Price, plus or minus any applicable prorations pursuant to this Agreement, shall be payable by wire transfer of immediately available funds, shall be deposited by Buyer with Escrow Holder and upon the Closing, Escrow Holder shall pay the Purchase Price to Seller in cash or other immediately available funds.

(d) Cost Overruns. Except as otherwise specifically set forth herein with respect to certain Tenant Improvement Costs, Leasing Commissions or Buyer Change Orders, Seller shall be solely responsible for any and all costs of any nature whatsoever arising out of or in connection with the construction of the Improvements or the Off-site Improvements including without limitation, costs to obtain a certificate of occupancy for and to complete the Improvements and Off-site Improvements, to pay all the costs of the construction and the Construction Financing and to satisfy all the obligations of Seller hereunder, including cost overruns of any nature whatsoever related to or arising out of the construction of the Improvements or Off-site Improvements, and the Purchase Price shall not be adjusted as a result thereof.

(e) Leasing Incentives.

(i) If Buyer elects to enter into any lease for all or any portion of the Improvements during the period (the “Leasing Period”) commencing on the date hereof and ending on the date which is six (6) months after the completion of the shell of the Improvements (as such date is reasonably verified by Buyer), Buyer agrees to pay to Seller One Dollar ($1.00) per square foot for each square foot of space leased in the Improvements during such Leasing Period. Buyer shall not be required to pay and Seller shall not be entitled to any amounts for any leases entered into other than during the Leasing Period. Completion of the shell of the Improvements as used in this Section 2(e) shall mean the date on which the shell is enclosed and is generally water tight.

(ii) The election of whether or not to lease the Improvements, enter into any lease of the Improvements and the terms and conditions of any lease of the Improvements shall all be in Buyer’s sole and absolute discretion and Seller acknowledges and understands that Buyer may elect not to enter into leases during such time in which event Seller shall not be entitled to any payments under the provisions of this subsection (e). Any amounts due pursuant to this subsection (e) shall be paid by Buyer to Seller at the Closing or if such lease is entered to into after the Closing, within thirty (30) days after the full execution and delivery of such lease.

3. Covenants and Conditions.

(a) Buyer’s Approvals. The “Due Diligence Period” shall terminate on the date which is thirty (30) days after both Seller’s right to terminate pursuant to Section 3(f) shall have expired and Seller obtains and provides written notice to Buyer and evidence reasonably acceptable to Buyer that (i) the Property has obtained final and nonappealable rezoning from the City of Grand Prairie City Council to permit construction of the Improvements (“Zoning Approval”), (ii) the City of Grand Prairie City Council has provided conceptual site plan approval and that (iii) Seller has obtained the specific use permit necessary for construction of the Improvements, but in no event less than five (5) Business Days after Seller delivers to Buyer the Preliminary Plans, and the Construction Schedule. Upon the request of either party, the parties shall enter into a written confirmation setting forth the Due Diligence Period. In the event that the condition set forth in (a)(i) has not been met on or before November 30, 2014, either party may terminate this Agreement upon written notice to the other party in which event the Initial Deposit and any other Deposit shall be immediately returned to Buyer. In the event that Seller terminates this Agreement pursuant to the preceding sentence, Seller shall have no liability to Buyer (other than the return of the Deposit) so long as Seller has used commercially reasonable good faith efforts in order to satisfy the condition set forth in (a)(i) above; provided however that if Seller terminates the Agreement pursuant to this Section 3(a), Seller must at the same time terminate the Underlying Purchase Agreement and Seller agrees that Buyer shall have the rights set forth in Section 3(g) below. Buyer’s obligation to consummate the transactions contemplated by this Agreement (the “Transactions”) is subject to and conditioned upon Buyer’s approval, in Buyer’s sole and absolute discretion for any reason or no reason, or waiver, in its sole and absolute discretion without any obligation, of the right to approve of the following, prior to the expiration of the Due Diligence Period:

(i) Title and Survey Review. Buyer shall have received a Commitment for Title Insurance covering the Real Property (the “Title Commitment”), prepared by First American Title Insurance Company (the “Title Company”). Seller shall have provided to Buyer a copy of a current survey of the Real Property prepared by Davis Land Surveying Co. and dated September 24, 2013, (the “Existing Survey”). The following matters shall be deemed “Permitted Exceptions”: (1) general and special taxes, including, without limitation, special assessments, if any, a lien not delinquent, for the fiscal year including the Closing and otherwise permitted under this Agreement; (2) the title exceptions title exceptions set forth in the Title Commitment other than those exceptions which Seller has agreed in writing to cure or remove; (3) the rights of the Tenants under the Approved Leases, as tenants only, with no rights or options to purchase; (4) except to the extent that such have or would have a Material Adverse Effect (as hereinafter defined), all matters disclosed by the Updated Title Report (as hereinafter defined) and Updated Survey (as hereinafter defined); and (5) title exceptions entered into by Seller in accordance with Section 11(l) below. Notwithstanding anything to the contrary set forth herein, whether or not Buyer specifically disapproves the same and whether or not the same are shown on the Title Commitment, (A) Permitted Exceptions shall not include, the Property shall not be encumbered by, and Buyer shall not be required to pay or assume responsibility for paying, any bonds and/or assessments imposed by improvements districts or assessment districts including, without limitation, any special assessment districts created to pay for the Improvements, the Off-Site Improvements or any other off-site improvements or other infrastructure improvements required in connection with, by, or in order to obtain, any of the Permits (as hereinafter defined), the acquisition of the Real Property, the development of the Real Property, the completion of construction of the Improvements or Off-Site Improvements or the maintenance of the Property or any Off-Site Improvements, and (B) Seller shall on or before the Closing remove from title to the Property all deeds of trust, mortgages, attachments, judgments, liens for delinquent real estate taxes and assessments, mechanics’ and materialmen’s liens, and each other lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money (other than nondelinquent taxes and assessments for the fiscal year including the Closing) and which are created by, through or under Seller, including, without limitation, any Construction Financing (as hereinafter defined) (collectively, the “Financial Encumbrances”). As used in this Agreement, “Material Adverse Effect” means an adverse effect on the condition, ownership, value, use, maintenance or operation of the Property as a first-class industrial warehouse and/or distribution facility that singularly or in the aggregate with any other Material Adverse Effect determination under any provision of this Agreement and any other adverse effect on the condition, ownership, value, use, maintenance or operation of the Property as a first-class industrial warehouse and/or distribution facility equals or exceeds $75,000 in the aggregate (the “Material Adverse Effect Threshold”). For the avoidance of doubt, for purposes of determining whether a Material Adverse Effect has occurred under this Agreement, the parties shall consider all prior events occurring after the Effective Date, which have any adverse effect on the condition, ownership, value, use, maintenance or operation of the Property as a first-class industrial warehouse and/or distribution facility regardless of whether or not such prior events met or exceeded the Material Adverse Effect Threshold.

(ii) Condition of the Property. The condition of the Property, including but not limited to the boundaries and dimensions of the Real Property, entitlements and permits relating to the Property, the soils and environmental condition of the Property, the physical and economic condition of the Property, the suitability of the Property for Buyer’s intended use, and any and all other matters relating to the Property deemed relevant by Buyer.

(iii) Books and Records. Seller has or will deliver the Operating Agreements and other books and records and other documents and information relating to the Property in Seller’s possession including those identified on Exhibit I attached hereto and such other information in Seller’s possession reasonably requested by Buyer (the “Due Diligence Deliveries”). Except as expressly provided in Section 9(b) below, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Due Diligence Deliveries, and Buyer acknowledges that the Due

Diligence Deliveries are for informational purposes only, and except for the express representations and warranties provided in Section 9(b) below, shall not give Buyer any cause of action against (i) Seller or (ii) against the preparer of such reports absent an agreement from such preparer of such reports that Buyer is entitled to rely on such reports.

(iv) Reports. Receipt of all environmental, geotechnical analysis of the property, property inspection and condition reports, traffic engineering and other impact and mitigation studies regarding the Improvements and the anticipated use thereof (whether existing or hereafter procured by Seller), which reports, in all events, shall include a current Phase 1 Environmental Report (following completion of the Improvements) and a current Geotechnical Analysis, all of which must be acceptable to Buyer in its sole discretion.

(v) Construction Financing. At least five (5) Business Days prior to the end of the Due Diligence Period, Seller shall have provided Buyer the evidence of Construction Financing required pursuant to Section 22 below, including the loan amount and maturity date.

(vi) Omitted.

(vii) Architect’s Agreement. Seller shall have provided to Buyer a copy of the agreement with Powers Brown, (the “Architect’s Agreement”), as the architect for the Improvements, together with evidence of commercially reasonable errors and omissions insurance covering the architect, naming Buyer as an additional insured.

(viii) Tri-Party Agreement. Buyer, Seller and Construction Lender shall have entered into a Tri-Party Agreement acceptable to Buyer.

(ix) Preliminary Plans and Related Documents. Buyer shall have approved the Preliminary Plans, the Construction Schedule and all other materials required to be submitted by Seller to Buyer hereunder.

(x) Other Due Diligence Matters. Buyer’s review, investigation and analysis of all other matters relating to Buyer’s proposed acquisition of the Property as may be elected by Buyer in its sole discretion, including without limitation, evidence of all approvals required from Dallas County, Texas, and/or the City of Grand Prairie, Texas, Buyer’s approval of any and all reciprocal access agreements affecting the Property and the adjacent property within the “Park 161 Distribution Center”, evidence of all utility availability and capacity from the applicable utility provider, including, without limitation, water and wastewater, and a copy of the civil engineer contract.

(b) Notice of Due Diligence Approval. If Buyer elects in its sole discretion to proceed with the transaction following its due diligence, Buyer shall deliver written notice of such approval (the “Approval Notice”) to Seller prior to the expiration of the Due Diligence Period.

(c) Termination Upon Due Diligence Disapproval. If Buyer fails, for any or no reason, to give the Approval Notice to Seller prior to the expiration of the Due Diligence Period, then this Agreement shall automatically terminate and the Initial Deposit (excluding the

Independent Consideration, which shall be delivered to and/or retained by Seller) shall be returned by Escrow Holder to Buyer. The terms of this Section (3)(c) shall survive the termination of this Agreement. Buyer’s execution hereof shall constitute the delivery of the Approval Notice and waiver of right to terminate under this Section 3(c).

(d) Waiver of Buyer’s Conditions to Closing. If any condition to Buyer’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Buyer may (but shall have no obligation to) nevertheless proceed to Closing, notwithstanding the non-satisfaction of such condition; provided, however, that unless a written instrument is delivered by Buyer to Seller expressly stating that Buyer is waiving the failure of any condition to be satisfied as of the Closing Date, the consummation of Closing shall not be deemed to be a waiver of the non-satisfaction of such condition.

(e) Conditions to Closing. Buyer’s obligation to consummate the Transactions is subject to and conditioned upon the satisfaction (or waiver as provided in Section 3(d) above) of the following conditions:

(i) Completion of the Improvements and Off-Site Improvements. Subject to any Punch-List Items (as hereinafter defined), the Improvements and Off-Site Improvements shall be Substantially Complete. For purposes of this Agreement, “Substantially Complete,” “Substantially Completed” or “Substantial Completion” shall mean the occurrence of the following:

(1) Seller shall have delivered to Buyer a certificate (the “Architect’s Certificate”) from Powers Brown Architects or such other architect reasonably acceptable to Buyer (“Seller’s Architect”), certifying that the Improvements and Off-Site Improvements have been substantially completed (A) with no items to be completed or corrected other than items Seller’s Architect believes are Punch-List Items, (B) in compliance with (y) all applicable Laws (as hereinafter defined), including, without limitation, all codes and ordinances of Dallas County, Texas and/or the City of Grand Prairie, as applicable (including, without limitation, zoning, engineering and building and safety codes), and (z) all other permits, and (C) in conformity with the Plans;

(2) Seller shall have delivered to Buyer (A) a Certificate of Occupancy, certificate of compliance and/or a final inspection “sign-off” by all applicable government authorities (as applicable) for all Improvements, including without limitation, a certificate of compliance or similar sign off from the Fire Marshal and (B) evidence reasonably acceptable to Buyer of the completion of all conditions or requirements imposed by any applicable government authorities (including any condition or requirements for planning and zoning approvals, dedications, approval of the Plans, and of the applicable government authorities’ approval of all such conditions and requirements as well as all other approval required from the applicable government authorities of the completion of all Improvements and Off-Site Improvements (collectively, the “Governmental Sign-Off”));

(3) to the extent Seller is performing any Tenant Improvements (as hereinafter defined) prior to the Closing Date in accordance with an Approved Lease, such Tenant Improvements have been completed in all material respects and the Tenant under such Approved Lease has give its written approval of such Tenant Improvements and that Tenant Improvements have been completed in accordance with the Approved Lease;

(4) all utility and service lines and equipment relating to the Improvements encompassing the Building (as hereinafter defined) have been brought to the Real Property and connected to the Building at locations required by the Plans and that the same are in good operating condition and all utility services are being provided to the Property;

(5) all parking areas, access lanes and other designated areas within the Real Property for motor vehicle usage have been paved and striped or otherwise improved and completed as required by the Plans; and

(6) all landscaping for the Building has been completed in accordance with the Plans to the extent allowable by weather conditions.

As used in this Agreement, “Laws” means all local, state and federal laws, ordinances, codes, regulations, rules and orders, specifically including, without limitation, zoning, building, environmental and fire laws, ordinances, codes, regulations, rules and orders and the Americans with Disabilities Act, to the extent the same are applicable to the Property or the use or operation thereof.

(ii) Updated Title Report and Updated Survey. Seller shall have delivered to Buyer, and Buyer shall have received, (1) an updated Title Commitment for the Real Property and Improvements dated on or after the date of the Architect’s Certificate (the “Updated Title Report”), and (2) an updated ALTA “as-built” survey of the Real Property and Improvements (the “Updated Survey”) prepared after the date of the Architect’s Certificate, certified to Buyer and the Title Company, prepared by a surveyor reasonably acceptable to Buyer licensed in the State of Texas with a certification and with the general survey requirements described on Exhibit F attached hereto. As a condition to Buyer’s obligation to consummate the Transactions, the Updated Title Report and Updated Survey shall not disclose any item or matter which is not a Permitted Exception or which has or would have a Material Adverse Effect, unless such matter is approved by Buyer in writing in its sole discretion and without obligation. Seller agrees that the Updated Survey will be deemed to disclose a matter which has or would have a Material Adverse Effect if the Updated Survey shows that (i) any Improvements are not located entirely within the boundaries of the Real Property; (ii) any Improvements or Off-Site Improvements, including, without limitation, the location of the same, are not substantially consistent with the Plans, (iii) any Improvements violate the express terms of any Permitted Exception, any Laws, Approved Leases or other applicable governmental approvals, (iii) any Improvements encroach over any easement, adjacent real property, set-back line, side yard setback line, rear yard setback line or similar restriction (unless the burdened party provides an exclusive, permanent and irrevocable easement allowing the encroachment(s) in form and substance reasonably satisfactory to Buyer and the Title Company in order for the Title Company to remove any exception for such encroachment from the Title Policy), or (iv) the Real Property is encumbered by any easements, encroachments or other similar instruments that was not identified on the Existing Survey and was not approved by Buyer in accordance with this Agreement.

(iii) No Material, Adverse Change Regarding the Physical Condition of the Property. As of the Closing there shall have been no change in the physical or environmental condition of the Property from the condition of the Property as of the Effective Date that has a Material Adverse Effect and the updated environmental report provided pursuant to Section 3(a)(iv) above shall confirm that construction was completed in accordance with environmental laws and no hazardous materials are present on the Property.

(iv) Mechanics’ Liens. Five (5) Business Days prior to the Closing Date, (1) Seller shall have delivered to Buyer final and complete unconditional lien releases, in compliance with and in the form required by Chapter 53, Subchapter L, of the Texas Property Code, from any and all workmen and materialmen providing work to, or materials to or for, the Improvements and Off-Site Improvements (or conditional lien waivers conditioned exclusively upon receipt of payment, in a form acceptable to Buyer, respecting the work or materials for which payment is being sought accompanied by a bond in favor of Buyer) and (2) the Title Company has irrevocably committed to issue the Title Policy without any exceptions for mechanics’ liens relating to the construction of the Improvements. To the extent any Punch-List Items have been completed prior to the date that is ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer lien releases for such Punch-List Items in accordance with the terms of this Section 3(e)(iv).

(v) Seller’s Obligations. Seller shall have performed in all material respects all of the obligations required to be performed by Seller under this Agreement at or prior to Closing including, without limitation, those described in Sections 11 and 19.

(vi) Warranties. All Warranties in connection with the construction of the Improvements and Off-Site Improvements or operation of any equipment therein shall be in full force and effect and Seller has provided Buyer with copies of all consents, if any, required to assign such Warranties to Purchaser at the Closing.

(vii) Representations and Warranties of Seller. The representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing as if the same were made on and as of said date.

(viii) Tenant, CC&R and REA Estoppel Certificates. If any Approved Leases have been entered into prior to Closing, at least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a tenant estoppel certificate dated no later than thirty (30) days prior to the Closing Date from Tenants under all Approved Leases. Such estoppel certificates shall be in the form attached to the Approved Lease, or if no form is attached to the Approved Lease, in the form set forth in Exhibit L attached hereto. All tenant estoppel certificates shall confirm the absence of any material defaults by Seller under such Approved Lease(s) and shall confirm such other matters required in the form of tenant estoppel certificate. This condition shall be deemed unsatisfied only if (1) an estoppel has not been provided by a Tenant(s) as required by this Section 3(e)(viii), (2) an estoppel returned by a Tenant reflects any adverse matters, including, without limitation, any verbal agreements or any default or purported default by any party under the Approved Lease, or (3) an estoppel returned by a Tenant reflects a breach of any of Seller’s representations and warranties set forth in this Agreement. In the event that Seller is not able to comply with the tenant estoppel condition set forth in this subsection (viii) Seller may provide a Seller Estoppel in lieu of a Tenant Estoppel; provided that such Seller Estoppel shall be in the form of Exhibit L-1 attached hereto, and provided that such estoppel shall reflect the absence of adverse matters as outlined in the previous sentence. In addition to the foregoing, Seller shall deliver to Buyer an estoppel certificate, on a form and substance reasonably approved by Buyer and dated no later than thirty (30) days prior to the Closing Date, from each party to any CC&Rs or any reciprocal easement agreement affecting the Property or the Off-Site Improvements, which shall provide, among other things that the Improvements have been constructed in accordance with any existing declaration, covenants, or other restrictions encumbering the Property (including any required approvals thereunder) and that all assessments, fees and other amounts have been paid as required thereunder, and the Title Company shall have agreed to provide an endorsement to the Title Policy insuring compliance with any CC&Rs or any reciprocal easement agreement affecting the Property or the Off-Site Improvements. Upon receipt, Seller shall promptly deliver to Buyer any estoppel certificates requested under this Section 3(e)(viii). Seller shall use commercially reasonable efforts to obtain and deliver to Buyer all estoppel certificates on or before three (3) Business Days prior to Closing. Seller shall provide Buyer with an opportunity to review each estoppel certificate requested under this Section 3(e)(viii) prior to submitting the same to each Tenant or counterparty, and shall copy Buyer on all correspondence transmitting any estoppel certificate requested under this Section 3(e)(viii).

(ix) Litigation. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, pending or threatened against the Property which, if determined adversely, would have a Material Adverse Effect. There shall exist no assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings pending or threatened against Seller.

(x) Title Insurance. The Title Company shall be unconditionally committed to issue to Buyer as of the Closing, a Texas T-1 Form Owner’s Policy of Title Insurance, naming Buyer as the insured, in an amount equal to the Purchase Price, effective as of the date of the recording of the Deed (as defined below), and insuring fee title to the Real Property and Improvements is vested in Buyer, subject only to the Permitted Exceptions, and with the Endorsements (the “Title Policy”), and meeting the following requirements: (i) the exception for restrictive covenants must be deleted or, if applicable, restrictions listed; (ii) the survey exception must reflect that it will be deleted, except as to area (at Buyer’s expense) (and Schedule C may condition such deletion upon the presentation of an acceptable survey and payment of the additional 15% premium); (iii) the exception for taxes must reflect only the current year and subsequent years (no rollback taxes for prior years) it being understood that the T-1 Owner’s Policy form does not permit insurance against rollback taxes, although such insurance is available for the Loan Policy; (iv) no general exception shall be permitted for “visible and apparent easements” or “portions of the property lying within streets or roads” (or words to that effect), although reference may be made to any specific easement or street; and (v) there shall be no exception for “parties in possession” or “tenants under unrecorded leases.” The “Endorsements” shall include the following: T-19.1 (comprehensive) and T-23 (access). Seller hereby agrees to execute and deliver to the Title Company concurrently with the Closing (a) an owner’s affidavit in the form reasonably acceptable to Seller and the Title Company, and (b) such indemnities and other agreements as the Title Company may reasonably require and in form reasonably acceptable to Seller in order to remove all those standard printed exceptions which are removable pursuant to applicable regulations, including any exception for mechanics’ or materialmens’ liens from the Title Policy and such exception shall be deleted.

(xi) No Violations. There shall be no notice issued of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice.

(xii) No Liens. The Property, including the Personal Property, shall be conveyed free and clear of all liens, except Permitted Exceptions.

(xiii) Tenants. There shall be no material default under any Approved Lease and no Tenant shall have terminated, or given notice of intent to terminate, their Approved Lease pursuant to the terms of such Approved Lease; provided, however, that the condition in this subparagraph (xiii) shall only be a condition to Buyer’s obligations if the default or termination of the applicable Approved Lease arises as a result of the acts or omissions of Seller.

(xiv) Walk Through and Punch-List Items.

(1) Seller shall deliver written notice to Buyer of Seller’s receipt of the Architect’s Certificate no less than thirty (30) days prior to Substantial Completion (the “Substantial Completion Notice”). Concurrently with the delivery of the Substantial Completion Notice, Seller shall deliver to Buyer the Architect’s Certificate together with (1) all items required to be delivered to Buyer under Section 3(e)(ii), and (2) the calculation of the Rentable Square Footage (as hereinafter defined) prepared in accordance with Section 21 (collectively, the “Evidence of Completion”). Seller’s contract with Seller’s Architect shall expressly provide that in connection with the delivery of the Architect’s Certificate, Seller’s Architect shall act in an independent and impartial manner and any fiduciary duty which may otherwise be owed by Seller’s Architect to Seller in connection with the delivery of the Architect’s Certificate shall be waived by Seller and Seller’s Architect.

(2) Within ten (10) days after Buyer receives the Substantial Completion Notice and the Evidence of Completion, Seller, Buyer, the Independent Architect (if applicable), Buyer’s agents and representatives, and Seller’s Architect shall conduct a final walk through of the Real Property and the Improvements and Off-Site Improvements to verify that the Improvements and Off-Site Improvements have been substantially completed in compliance with the Architect’s Certificate. During such walk-through of the Real Property and Improvements and Off-Site Improvements, Seller and Buyer shall list any Punch-List Items (as hereinafter defined), which Seller shall cause to be completed or corrected at Seller’s expense as soon as possible, but in any event within thirty (30) days following the Closing. Upon reasonable prior telephonic and written notice specifying the purpose and duration thereof, Buyer hereby grants Seller (and its contractors and agents) the right to access the Real Property and Improvements after the Closing to complete the Punch-List Items, subject to the rights of any Tenants under the Approved Leases.

(3) In the event Buyer and Seller identify any Improvements or Off-Site Improvements which (A) are incomplete or need to be corrected and do not constitute Punch-List Items, (B) are noncompliant with (y) all Laws, including, without limitation, all codes and ordinances of the City of Grand Prairie (including, without limitation, zoning, engineering and building and safety codes), or (z) all other permits, or (C) do not conform to the Plans, Seller shall promptly correct such items with reasonable diligence. Following completion of such items, Seller shall deliver to Buyer a subsequent Substantial Completion Notice (together with all Evidence of Completion) fifteen (15) days prior to the revised date of Substantial Completion. Upon receipt of such subsequent Substantial Completion Notice and Buyer’s approval of all Evidence of Completion, including, without limitation, the subsequent Architect’s Certificate delivered in accordance with this Section 3(e)(xiv), a subsequent final walk through of the Real Property and Improvements and Off-Site Improvements shall be performed within five (5) days after receipt of such subsequent Architect’s Certificate in accordance with this Section 3(e)(xiv).

(4) In the event of any dispute between Buyer and Seller regarding those Improvements or Off-Site Improvements which (A) are incomplete or need to be corrected and do not constitute Punch-List Items, (B) are noncompliant with (y) all Laws, including, without limitation, all codes and ordinances of the City of Grand Prairie (including, without limitation, zoning, engineering and building and safety codes), or (z) all other permits, or (C) do not conform to the Plans, Buyer may retain an Independent Architect to review the Architect’s Certificate, including, without limitation, any information utilized by Seller’s Architect to support the statements set forth therein and perform an inspection of the Property. Following the Independent Architect’s review of the Architect’s Certificate and inspection of the Property, the Independent Architect shall issue a written determination of the dispute between Buyer and Seller. The written determination of the Independent Architect shall be binding upon Buyer and Seller.

(5) In the event the written determination issued by the Independent Architect confirms the accuracy of the Architect’s Certificate, no further inspection shall be required and Seller shall complete all outstanding Punch-List Items in accordance with this Section 3(e)(xiv).

(6) In the event the written determination issued by Independent Architect determines the Architect’s Certificate is inaccurate or incorrect in any material respect, Seller shall promptly and diligently proceed with correcting any items noted in the written determination issued by the Independent Architect. Upon completion of such items, Seller shall again deliver a Substantial Completion Notice, including, without limitation, delivery of an updated Architect’s Certificate and all other Evidence of Completion fifteen (15) days prior to the revised date of Substantial Completion. Upon receipt of such subsequent Substantial Completion Notice and updated Evidence of Completion, Seller and Buyer shall perform another inspection of the Property within five (5) days after receipt of such subsequent Architect’s Certificate pursuant to this Section 3(e)(xiv), accompanied by the Independent Architect, until such time as Buyer (or the Independent Architect, as applicable) has approved the Architect’s Certificate. Buyer shall pay all costs and expenses for the Independent Architect unless the Independent Architect determines the initial Architect’s Certificate is inaccurate or incorrect in any material respect, in which case all costs and expenses for the Independent Architect shall be paid by Seller.

(7) For purposes of this Agreement, the term “Punch-List Items” shall mean those minor, uncompleted items related to the construction of the Improvements or Off-Site Improvements that do not materially interfere with Buyer’s or any Tenant’s use or occupancy of the Real Property and Improvements, such as, for example, landscaping items which have not been completed as a result of severe weather; provided, however, that any outstanding items shall not constitute Punch-List Items and Substantial Completion shall not be deemed to have occurred in the event the list of outstanding items includes any components which either: (i) cannot be repaired or completed within sixty (60) days after such inspection; or (ii) individually or in the aggregate cost more than $25,000 to complete. In the event of a dispute concerning the extent of the Punch-List Items, the timeframe for completion of any Punch-List Item or the cost for completing any Punch-List Item, the Independent Architect shall resolve such dispute and the Independent Architect’s determination shall be binding upon the parties. The parties shall direct Escrow Holder to withhold from the Purchase Price due Seller at the Closing an amount equal to one hundred fifty percent (150%) of the estimated cost (as estimated by the General Contractor (as hereinafter defined) and otherwise reasonably acceptable to Seller and Buyer, or in the event of a dispute, the Independent Architect) of completing such Punch-List Items after the Closing (“Punch-List Holdback”). The Punch-List Holdback shall be deposited by Escrow Holder in an interest-bearing account. Escrow Holder shall release to Seller the Punch-List Holdback following the lien-free completion and payment in full of the Punch-List Items to Buyer’s reasonable satisfaction together with delivery to Buyer of all lien releases reasonably requested by Buyer and to the extent applicable, written approval by a Tenant of the completion of such Punch-List Items in satisfaction of any applicable Approved Lease. If Seller has failed to use good faith reasonable efforts to complete the Punch-List Items, within ninety (90) days after the Closing Date, then Buyer shall be entitled to withdraw funds from the Punch-List Holdback to complete the Punch-List Items. To the extent the cost of completion of the Punch-List Items exceeds the Punch-List Holdback, Seller shall, upon written demand from Buyer, reimburse Buyer for all additional reasonable costs incurred in completing the Punch-List Items. After lien-free completion and payment in full of all Punch-List Items, and the reasonable approval thereof by Buyer, any remaining balance of such Punch-List Holdback (and all interest accrued thereon) shall be disbursed by Escrow Holder to Seller. The provisions of this Section 3(e)(xiv) shall survive the Closing.

(xv) Rentable Square Footage. As a condition to Buyer’s obligation to consummate the Transaction, the Rentable Square Footage (as hereinafter defined) shall be determined pursuant to Section 21.

(xvi) Developer Obligations. As a condition to Buyer’s obligation to consummate the Transaction, Seller shall have satisfied all Permit Conditions, except to the extent waived by Buyer.

(xvii) Failure of Conditions. If any condition to Buyer’s obligation to proceed to Closing set forth in this Section 3 (including, without limitations, those conditions set forth in Section 3(e)(xviii) and Section 3(e)(xix)), or elsewhere in this Agreement is not timely satisfied or caused to be satisfied by Seller for any reason other than a casualty at the Property subject to Section 12 or a condemnation of all or any part of the Property subject to Section 13, Seller shall be in breach of its obligations under this Agreement and Buyer shall have the right to pursue its remedies pursuant to Section 10(b) to the extent the failure of such conditions is not waived by Buyer in accordance with Section 3(d).

(xviii) Real Property Acquisition by Seller. Buyer acknowledges that Seller has not yet acquired the Real Property. Seller has delivered to Buyer a full, complete, copy of a purchase and sale agreement (“Underlying Purchase Agreement”) executed by Seller and the current owners of the Real Property (“Current Owner”). Seller shall promptly deliver to Buyer any and all surveys, title work, third party studies and environmental reports and other third party reports, commitments, estoppels, utility and availability letters and all other due diligence material received in accordance with the Underlying Purchase Agreement or procured by Seller in connection with its acquisition of the Real Property pursuant to the Underlying Purchase Agreement. Seller shall perform all material obligations imposed upon Seller under and in accordance with the Underlying Purchase Agreement.

(1) With respect to the Underlying Purchase Agreement the parties agree as follows:

a. Seller shall give Buyer in writing all notices which Current Owners give or serve on Seller or receive from Seller under and pursuant to the terms and provisions of the Underlying Purchase Agreement;

b. Seller shall provide to Buyer at least two (2) Business Days prior to the execution thereof, any amendment or modification of such Underlying Purchase Agreement; and

c. Seller shall not enter into any amendment to the Underlying Purchase Agreement which extends the closing date or which would impair Seller’s ability to timely perform its obligations hereunder or would otherwise have an adverse effect on Buyer.

(xix) Confirmation that, unless approved by Buyer in its sole discretion, no Improvements (or any Off-Site Improvements) have been constructed utilizing governmental, quasi-governmental or district financing or bonds, which are required to be repaid through assessments on the Property.

(xx) Such reciprocal easements, cross easements and rights of access to utilize adjacent property owned or acquired by Seller or an affiliate of Seller as may be reasonably required by Buyer under the circumstances.

(f) Seller’s Right to Terminate. Notwithstanding anything to the contrary herein, Seller shall have a right to terminate this Agreement by written notice to Buyer to be received by the Buyer on or before September 16, 2014, provided that Seller also terminates the Underlying Purchase Agreement, in which event this Agreement shall terminate and the Initial Deposit shall be immediately returned to Buyer and Buyer shall be relieved of all other obligations hereunder; except that Buyer shall have the rights set forth in Section 3(g) below, which Section 3(g) shall specifically survive termination of the Agreement by Seller pursuant to this Section 3(f).

(g) Right of First Offer. In the event that Seller terminates this Agreement pursuant to Section 3(f) above or the Agreement is terminated pursuant to Section 3(a) as a result of the failure to obtain Zoning Approval in Section 3(a)(i) and Seller subsequently obtains entitlements for the construction of any building or structure and related improvements on all or any part of the Real Property (collectively with the Real Property, the “Building”) within the ROFO Term (as defined below) Buyer shall have the right of first offer to purchase such Building (the “ROFO”) on the terms and as more fully set forth herein.

(i) If Seller obtains entitlement for any Building within the ROFO Term, Seller shall promptly send Buyer written notice (the “Sale Notice”) describing such Building in detail and including, without limitation, the preliminary plans (to the extent available), the site plan, the construction schedule, the proposed financing and the proposed contractor for such Building, the square footage of the Building, the terms and conditions governing the sale of the Building and the proposed price at which Seller intends to sell the Building (collectively, the “Proposed Terms and Conditions”).

(ii) Within ten (10) business days after receipt of the Sale Notice and Proposed Terms and Conditions, Buyer shall advise Seller in writing whether or not Buyer desires to purchase the Building (the “Buyer Purchase Notice”). If Buyer timely delivers a Buyer Purchase Notice, the parties shall promptly enter into a purchase and sale agreement which shall be substantially similar to this Agreement (revised to reflect the Proposed Terms and Conditions and the differing nature of the Building). The parties each agree to negotiate reasonably and in good faith to enter into the purchase agreement. The proposed purchase agreement shall contain a due diligence period of no less than thirty (30) days.

(iii) If Buyer fails to timely provide a Buyer Purchase Notice, Seller shall be entitled to sell the Building to another purchaser provided that such purchase must be on substantially the same terms and conditions set forth in the Proposed Terms and Conditions and shall be on the same economic terms and conditions and otherwise not on any terms and conditions substantially more favorable to the buyer than the Proposed Terms and Conditions, provided that in no event may the purchase price provided to the buyer be less than 95% of the purchase price set forth in the Proposed Terms and Conditions. If Seller desires to enter into any sale of the Building which does not comply with the foregoing sentence, the ROFO shall be reinstated, Seller shall be required to comply with the ROFO and the provisions of this Section 3(g) prior to the sale of the Building.

(iv) The ROFO shall terminate and be of no further force and effect on the date which is twelve (12) months following the effective date of the termination of this Agreement, except that if Seller has obtained any entitlements by such date, then Seller shall be required to provide a Sale Notice and the ROFO shall remain in full force and effect until the purchase is either consummated in accordance with the terms hereof or the ROFO terminates in accordance with the terms hereof.

(v) In the event that Seller breaches any of its obligations pursuant to this Section 3(g) including without limitation its obligation to provide the Sale Notice or enter into the purchase and sale agreement for the Building, Buyer shall be entitled to exercise all rights and remedies available at law or in equity, including without limitation maintaining an action for damages or seeking specific performance or seeking to enjoin any sale of the Building in violation of the terms of this Agreement.

4. Possession and Inspection.

(a) Possession. Buyer shall be entitled to possession of the Property, subject only to the Permitted Exceptions and the rights of all Tenants under the Approved Leases, on the Closing Date. This Section 4(a) shall survive the Closing.

(b) Inspection. Between the Effective Date and the Closing Date, or the earlier termination of this Agreement, Seller shall permit Buyer and Buyer’s directors, officers, employees, agents, contractors, representatives, attorneys or advisors (individually and collectively, the “Buyer Representatives”) reasonable access to the Property during normal business hours upon at least twenty-four (24) hours advance verbal or written notice to Seller for the purpose of conducting Buyer’s investigation of the Property. At Seller’s election, Seller may have a representative present during any such inspection. Prior to any entry by Buyer or any Buyer Representatives onto the Property, Buyer shall maintain, at its sole cost and expense, reasonable and customary insurance, which insurance shall name Seller and Current Owners (collectively, “Seller Parties”) as additional insureds. In no event shall Buyer or Buyer Representatives be authorized to conduct any activities pursuant to this Section 4, or otherwise, which would in any way materially interfere with or materially disturb the construction of the Improvements. Buyer shall indemnify, defend and hold Seller Parties harmless from any and all liability, claims, demands, damages and costs (including reasonable attorneys’ fees and expenses incurred at or before trial and in any appellate proceeding), whether to persons or property, to the extent directly resulting from the activities of Buyer and Buyer Representatives upon the Real Property in connection with Buyer’s inspections of the Property pursuant to this Section 4(b) and from and against all mechanics’, materialmen’s or other liens resulting directly from the conduct of Buyer or Buyer Representatives upon the Property in connection with Buyer’s inspections of the Property pursuant to this Section 4(b); provided that Buyer shall not be responsible to indemnify, defend or hold harmless Seller Parties with respect to (and Buyer shall not be obligated to repair) any condition discovered by Buyer as a result of its inspections or investigations, except to the extent, and only to the extent, that Buyer’s acts or omissions exacerbate such condition, nor shall Buyer be obligated to indemnify, defend or hold harmless Seller Parties to the extent that any such liability, claims, demands, damages or costs was caused by any of Seller Parties’ acts or negligence. This provision shall survive the Closing and any termination of this Agreement. Notwithstanding anything to the contrary contained herein, Buyer shall not conduct any destructive or invasive testing (including, without limitation, Phase II environmental testing) of the Property without the prior written consent of Seller, which shall not be unreasonably, withheld, conditioned or delayed and, as long as the Current Owners owns the Property, the Current Owners and Seller shall use commercially reasonable efforts to cause the Current Owners to grant such consent.

5. The Closing.

(a) The Closing Date. The consummation of the purchase and sale of the Property (“Closing”) shall occur on the date which is ten (10) days following the satisfaction of all conditions to Closing set forth in Section 3(e), but in any event on or before September 18,

2015 (the “Target Closing Date”), unless the Target Completion Date is extended in accordance with the provisions of Section 19(h) in which event the Closing shall occur no more than fifteen (15) days following the Outside Completion Date (as hereinafter defined), as such Target Closing Date or final closing date may be extended by Buyer in its sole and absolute discretion, up to but not beyond the Outside Completion Date. The date upon which Closing shall occur is referred to as the “Closing Date”. Closing shall occur through Escrow as herein provided.

(b) Deliveries through Escrow. Seller and Buyer shall each deliver to the other through Escrow such documents, instruments and funds consistent with this Agreement as are reasonably necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the following:

(i) Deliveries by Buyer. Buyer shall deliver the following:

(1) the Purchase Price in cash or other immediately available funds subject to the credits and adjustments set forth in this Agreement, including, without limitation, any adjustments required pursuant to Section 21;

(2) two duly executed counterparts of the Assignment and Assumption in the form of Exhibit B (the “Assignment and Assumption”), executed by Buyer;

(3) such evidence of Buyer’s authority as the Title Company may reasonably require.

(ii) Deliveries by Seller. Seller shall deliver the following:

(1) a deed in the form of Exhibit C (the “Deed”), executed and acknowledged by Seller;

(2) two duly executed counterparts of the Assignment and Assumption, executed by Seller;

(3) two duly executed counterparts of the Bill of Sale in the form of Exhibit D (the “Bill of Sale”) executed by Seller;

(4) a Certificate of Non-Foreign Status in the form of Exhibit E;

(5) a consent and estoppel addressed to Seller, Buyer, Buyer’s lender, if any, and the Title Company for their reliance, signed by the Seller’s Architect stating that Seller’s Architect has been paid in full for its services in connection with the Property and Buyer is entitled to all of the warranties, rights and benefits of Seller set forth in the Seller’s Architect’s contract;

(6) a consent and estoppel addressed to Seller, Buyer, Buyer’s lender, if any, and the Title Company for their reliance, signed by the General Contractor stating (A) that the General Contractor has been paid in full for sums owing pursuant to the General Contractor’s construction contract (except for Punch List items), (B) all subcontractors retained by General Contractor have been paid in full for sums owing pursuant to such subcontractors contract (except for Punch List items), and (C) Buyer is entitled to all of the warranties, rights and benefits of Seller set forth in such contract;

(7) Seller shall execute and deliver to the Title Company those documents identified in Section 3(e)(x), together with such other agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy, including as may be required in order to (A) issue a gap endorsement or provide coverage for the gap under the Title Policy, (B) delete all standard exceptions to the Title Policy that may be amended or deleted pursuant to applicable regulations, and (C) provide Extended Coverage for such Title Policy through the T-19.1 REM Endorsement which is equivalent to the ALTA Comprehensive or Extended Coverage Endorsement; provided, however, that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other Endorsements unless otherwise specifically agreed by Seller;

(8) to the extent not credited against the Purchase Price in accordance with Section 8(b), cash or certified funds in the amount of all security deposits held on behalf of Tenants (with interest on the security deposit if required by law or contract to be held in an interest bearing account), and to the extent applicable, all letters of credit or similar non-cash undertakings representing security deposits under any Approved Lease;

(9) the Warranty Acknowledgement executed by Avera Construction LLC;

(10) such evidence of Seller’s authority as the Title Company may reasonably require; and

(11) all other documents, instruments and agreements required hereunder, including without limitation, all documents and other instruments required pursuant to Article 3 hereof.

(c) Deliveries Outside Escrow. On or prior to the Closing Date, Seller and Buyer shall each deliver to the other outside of Escrow such additional items as are reasonably necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the delivery by Seller to Buyer of the following to the extent any of the following are in Seller’s possession and have not been previously delivered to Buyer:

(i) permits and all Warranties, operating manuals and other printed materials provided to Seller by the General Contractor or by manufacturers or installers of any element or system in the Improvements including, to the extent included in the Plans, doors, heating, ventilation and air conditioning systems, lighting systems, and electrical systems;

(ii) the Plans (or copies of the Plans if the original Plans are not available) together with the final “as built” plans and specifications for all Improvements;

(iii) construction drawings that are marked to show changes to the Final Plans;

(iv) fully-executed copies of all Operating Agreements, Tenant files and Approved Leases;

(v) to the extent requested by Buyer, a letter to each vendor and each utility company serving the Property, in a form reasonably satisfactory to Buyer, duly executed by Seller, advising them of the sale of the Property to Buyer and directing them to send to Buyer all bills for the services provided to the Property for the period from and after the Closing Date; and

(vi) the keys, combinations and pass cards to doors or locks on the Property.

(d) Notice to Tenants. Seller shall execute and deliver to all Tenants under Approved Leases on the Closing Date, a Notice to Tenant, substantially in the form of Exhibit J attached hereto, and concurrently with such delivery, a copy of such Notice to Tenant shall be delivered to Buyer outside of Escrow.

(e) Simultaneous Delivery; Conditions Concurrent. All documents and other items to be delivered at the Closing shall be deemed to have been delivered simultaneously and no individual delivery shall be effective until all such items have been delivered.

6. Escrow.

(a) Opening of Escrow. Concurrently with the execution of this Agreement, Buyer and Seller shall open an escrow (the “Escrow”) with Republic Title of Texas, Inc. (“Escrow Holder”), and provide Escrow Holder with a fully executed copy of this Agreement. Escrow Holder shall execute the signature page for Escrow Holder attached to the Agreement; provided, however, that (i) Escrow Holder’s signature hereon shall not be a prerequisite to the binding nature of the Agreement on Buyer and Seller, and the same shall become fully effective upon execution and delivery of this Agreement by Buyer and Seller, and (ii) the signature of Escrow Holder will not be necessary to amend any provision of the Agreement other than this Section 6. This Agreement, together with any additional instructions jointly executed by the parties as hereinafter provided, shall constitute Escrow Holder’s instructions in connection with the Escrow.

(b) Deposit. As Buyer may instruct from time to time in its sole discretion, Escrow Holder shall hold the Deposit and all Buyer Change Order Deposits, Leasing Commission Deposits and, to the extent paid by Buyer (and not a Tenant), all Tenant Improvement Deposits, plus all interest accrued thereon (collectively, but exclusive of the Deposit, the “Development Deposits”) in escrow in either a non-interest bearing account or in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts. The Deposit and all Development Deposits shall be held by Escrow Holder until the earlier to occur of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price and all Development Deposits shall be returned to either Buyer or Seller as more specifically set forth in this Agreement, or (ii) the date on which Escrow Holder is authorized to disburse the Deposit and all Development Deposits as set forth in this Agreement. The tax identification numbers of the parties shall be furnished to Escrow Holder upon request. If either party hereto makes a written demand upon Escrow Holder for delivery of the Deposit or any Development Deposit to such party, Escrow Holder shall give written notice to the other party of such demand. If Escrow Holder does not receive a written objection from the other party to the proposed payment on or before the 5th Business Day after the giving of such notice, Escrow Holder is hereby authorized to deliver the Deposit and all Development Deposits to the demanding party. If Escrow Holder does receive such written objection within such 5 Business Day period, Escrow Holder shall continue to hold the Deposit and all Development Deposits until otherwise directed by written instructions from the parties or a final judgment or arbitrators’ decision. However, Escrow Holder shall have the right at any time to deliver the Deposit and all Development Deposits with the clerk of a state court in the state in which the Real Property is located. Escrow Holder shall give written notice of such delivery to Seller and Buyer. Upon such delivery, Escrow Holder shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) Duties of Escrow Holder. The duties of Escrow Holder shall be as follows:

(i) retain and safely keep all funds, documents and instruments deposited with it pursuant to this Agreement;

(ii) upon the Closing, deliver to the parties entitled thereto all funds in the manner set forth in the Closing Statement and all documents and instruments to be delivered through Escrow pursuant to this Agreement;

(iii) upon the Closing, cause the recordation of the Deed in the Office of the real property records for Dallas County, Texas (the “Official Records”);

(iv) comply with the terms of this Agreement which specifically apply to Escrow Holder and comply with the terms of any additional instructions jointly executed by Buyer and Seller;

(v) handle all funds deposited with it according to the terms of this Agreement; and

(vi) cause the Title Company to deliver the Title Policy to Buyer promptly after the Closing, which Title Policy shall be issued and effective as of the Closing Date.

(d) Additional Provisions. Escrow Holder’s rights and obligations shall be further specified in such additional instructions reasonably acceptable to Buyer and Seller and not inconsistent with the terms of this Agreement as Escrow Holder customarily requires in real property escrows administered by it. In the event of any conflict between this Agreement and such additional instructions, the terms of this Agreement shall prevail. Without limiting the foregoing, no provision in any supplementary Escrow instructions shall extend the Closing Date provided for herein, provide any grace period not provided in this Agreement, indemnify Escrow Holder for its negligence or willful failure to performs its duties, or give Escrow Holder or any broker any rights in this Agreement or any deposit with Escrow Holder.

(e) Reporting. To the extent the Transactions involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986 (the “IRC”), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the IRC (and any similar requirements imposed by state or local law), which in part requires Escrow Holder to report real estate transactions closing after December 31, 1986 by, among other things, preparing and causing to be filed Internal Revenue Service Form 1099-B and any applicable additional statements in connection therewith. For purposes hereof, Seller shall furnish Seller’s tax identification number to Escrow Holder prior to the Closing. Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs (including, without limitation, attorneys’ fees and expenses) arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

7. Costs.

(a) Seller. Seller shall pay one half of premium for Texas T-1 Form Owner’s Policy of Title Insurance in the amount of the Purchase Price and endorsements thereto, all recording charges, the cost of the Updated Survey, excise, sales or use taxes applicable to the Transactions, if any, and the Escrow fee, if any. Seller shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in Section 7(a) and Section 7(b) which shall be allocated between the parties as set forth herein.

(b) Buyer. Buyer shall pay one half of the premium for the Title Policy and endorsements. In addition, any costs relating to Buyer’s due diligence, including without limitation, costs of appraisers, inspectors, auditors and environmental or engineering consultants retained by Buyer, shall be Buyer’s sole responsibility.

(c) Termination for Default. Notwithstanding anything contained in this Section 7 to the contrary: (i) if this Agreement is terminated on account of the default by any party, then the defaulting party shall pay any cancellation or termination fees chargeable by Escrow Holder or the Title Company; (ii) if this Agreement is terminated by Buyer pursuant to any provision of this Agreement giving Buyer the right to terminate, other than as a result of Seller’s default under this Agreement or pursuant to Buyer’s termination rights under Section 10(b), Buyer shall pay any cancellation or termination fees chargeable by the Escrow Holder or Title Company; and (iii) if this Agreement is terminated by Seller pursuant to any provision of this Agreement giving Seller the right to terminate due to Buyer’s default, Buyer shall pay any cancellation or termination fees chargeable by the Escrow Holder or Title Company.

(d) Survival. The provisions of this Section 7 shall survive the Closing or any termination of this Agreement.

8. Prorations and Deposits. In addition to any other credits or prorations of the Purchase Price provided elsewhere in this Agreement, the cash due from Buyer on the Closing Date shall be adjusted by the items identified in this Section 8 as of 12:01 a.m. on the Closing Date, with Buyer being credited or charged, as the case may be, with the Closing Date. All prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable. Buyer and Seller agree to prepare a proration schedule of adjustments 5 Business Days prior to Closing.

(a) Rent. Rent actually received under the Approved Leases, whether applicable to the period before or after Closing, shall be the property of Buyer and, if Seller receives any such rent prior to Closing, Seller will provide Buyer with a credit therefor against the Purchase Price. At least 5 Business Days prior to the Closing Date, in the event any Tenant is in occupancy and paying rent, all common area maintenance charges, property taxes, insurance and other operating costs pass throughs payable by any Tenants under any Approved Lease shall be prorated in a reasonable and customer fashion.

(b) Deposits. At Closing, (i) Seller shall, at Seller’s option, either deliver to Buyer all cash security deposits delivered to Seller pursuant to the Approved Leases or credit to Buyer the amount of such cash security deposits against the Purchase Price, and (ii) Seller shall be entitled to receive and retain all refundable cash and deposits posted by Seller with utility companies serving the Property. If any security deposits are in non-cash form, Seller shall deliver to Buyer at the Closing, the original of such security deposit, together with such transfer documents and fees required by the issuer thereof to transfer same to Buyer immediately after Closing. If such transfer documents and fees are not delivered at Closing, the amount of such non-cash security deposit shall, at Buyer’s option, either be paid to Buyer at the Closing or credited against the Purchase Price.

(c) Utility Charges. Seller shall use good faith reasonable efforts to cause any applicable utility meters to be read on the day prior to the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. If the meters are not read as herein set forth, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary.

(d) Taxes and Assessments. Nondelinquent real estate and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property for the tax year in which Closing occurs shall be prorated between Seller and Buyer as of the Closing Date, based upon the most recently available assessed valuations, mill levies and taxes; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Seller shall pay at Closing any “rollback” taxes affecting the Property. Seller and Buyer acknowledge that the Property will be subject to reassessment under Law upon Substantial Completion and/or Closing. The Property shall not be encumbered by and Buyer shall not be required to pay or assume responsibility for paying any, and on or before the Closing, Seller shall pay in full all bonds, assessments, impact fees or similar fees imposed by any improvement district, special assessment district or other similar governmental or quasi-governmental body which may be assessed and/or imposed against the Property for the Off-Site Improvements or the Improvements or any other off-site improvements or other infrastructure improvements required in connection with, by, or in order to obtain, any of the Permits (as hereinafter defined).

(e) Escrow Rights, Liquidated Damages for Delay and Permit Conditions. All amounts to be escrowed with Escrow Holder pursuant to Section 10(b) in accordance with Buyer exercising its Escrow Rights, shall be credited against the Purchase Price. To the extent any Permit Condition (as hereinafter defined) remains in force and effect after the Closing Date and is approved by Buyer pursuant to Section 19(a) and such Permit Condition requires payment of an amount less than the Permit Condition Threshold (as hereinafter defined), such amount shall be credited against the Purchase Price.

(f) Tenant Improvement Deposit. In the event Buyer has delivered a Tenant Improvement Deposit or Leasing Common Deposit to Escrow Holder in accordance with this Agreement, such amounts shall be disbursed in accordance with Exhibit G.

(g) Other Apportionments. Amounts payable under the Operating Agreements shall be apportioned as of the Closing Date.

(h) Preliminary Closing Adjustment. On or prior to the Closing Date, Seller and Buyer shall review, approve (if accurate) and deposit, with the Title Company, executed closing statements consistent with this Agreement in the form reasonably required by the Title Company (as so approved and executed by the Title Company and Seller and the Title Company and Buyer, the “Closing Statements”). The Closing Statements, once agreed upon, shall be signed by Buyer and Seller and delivered to Title Company for purposes of making the preliminary proration adjustments at the Closing, subject to the final cash settlement provided for herein. No prorations will be made in relation to insurance premiums, as Seller’s insurance policies will not be assigned to Buyer. No prorations shall be made for any management agreement fees as same must be terminated as of the Closing Date.

(i) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible. As soon as the necessary information is available, Buyer and Seller shall conduct a post-Closing review to determine the accuracy of all prorations. Either party owing the other party a sum of money based on such subsequent proration(s) or post-Closing review shall pay said sum to the other party within thirty (30) days of the date of demand therefor.

(j) Survival. To the extent that any of the obligations set forth in this Section 8 are performable after the Closing, such obligations shall survive the Closing.

9. Representations and Warranties.

(a) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(i) Organization. Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and as of the Closing Date, Buyer will be in good standing and duly qualified to do business in the State where the Property is located. Buyer has the full power and authority to enter into, be bound by and comply with the terms of this Agreement (including, without limitation, all documents to be executed and delivered by Buyer pursuant to the terms of this Agreement) and has obtained all necessary authorizations, consents and approvals to enter into and consummate the Transactions; provided, however, that Buyer will require approval of its board of directors in order to consummate the Transactions, which approval Buyer shall have prior to the end of the Due Diligence Period, if Buyer proceeds with the Approval Notice.

(ii) Due Authorization. Subject to Section 9(a)(i), this Agreement (including, without limitation, all documents to be executed and delivered by Buyer pursuant to the terms of this Agreement) has been duly authorized, executed and delivered by Buyer; and this Agreement (including, without limitation, all documents to be executed and delivered by Buyer pursuant to the terms of this Agreement) is the legal, valid and binding obligation of Buyer, and this Agreement (including, without limitation, all documents to be executed and delivered by Buyer pursuant to the terms of this Agreement) does not violate any provisions of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(iii) Prohibited Person. Buyer is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed Reg 49,079 (September 24, 2001), and to Buyer’s knowledge, Buyer does not engage in any dealings or transactions with any such persons or entities and is not otherwise associated with any such persons or entities.

(b) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(i) Organization. Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Texas and in good standing and duly qualified to do business in the State where the Property is located and has the full power and authority to enter into and comply with the terms of this Agreement (including, without limitation, all documents to be executed and delivered by Seller pursuant to the terms of this Agreement) and has obtained all necessary consents and approvals to enter into and consummate the Transactions;

(ii) Due Authorization. This Agreement (including, without limitation, all documents to be executed and delivered by Seller pursuant to the terms of this Agreement) has been duly authorized, executed and delivered by Seller; and this Agreement (including, without limitation, all documents to be executed and delivered by Seller pursuant to the terms of this Agreement) is the legal, valid and binding obligation of Seller, and this Agreement (including, without limitation, all documents to be executed and delivered by Seller pursuant to the terms of this Agreement) does not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(iii) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986, as amended and Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Internal Revenue Code of 1986.

(iv) Litigation. There are no pending, or to Seller’s actual knowledge, contemplated or threatened, actions, suits, claims or proceedings affecting or relating to the Property, including any judicial proceedings in eminent domain or affecting or relating to the ability of Seller to consummate the Transactions.

(v) Options and Other Rights. Seller has not made or granted any previous assignments, sales, or rights of first refusal, rights of first offer or options to purchase or lease any portion of the Property or the Warranties and there are no such conveyances covering any portion of the Property or the Warranties which will survive the Closing.

(vi) Employee Benefit Plans. Seller does not hold the assets of any “employee benefit plan” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, any “plan” as described by Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or any entity deemed to hold the plan assets of the foregoing.

(vii) Violations. Seller has received no written notice of, and Seller has no actual knowledge of, any material violation or alleged material violation of any Laws, or any violation of any declarations, or other reciprocal easement agreements affecting the Property including any covenants, conditions and restrictions (collectively, “CC&Rs”) affecting the Property, in each case that has not been corrected, or will not be corrected prior to the Closing.

(viii) Leases. Except for the Approved Leases entered into by Seller in accordance with this Agreement, Seller has not entered into, and has no actual knowledge of, any leases, licenses or other occupancy agreements (whether oral or written) affecting or relating to the right of any party with respect to the right to occupancy of the Property or any portion thereof.

(ix) Due Diligence Materials. Seller has either delivered or made available to Buyer true, correct and complete copies of all of the Due Diligence Deliveries, and to Seller’s current actual knowledge, Seller has not failed or refused to deliver to Buyer any documentation in Seller’s possession or control which discloses any material matter or material circumstance related to the Property.

(x) Prohibited Person. Seller is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed Reg. 49,079 (September 24, 2001), and Seller does not engage in any dealings or transactions with any such persons or entities and is not otherwise associated with any such persons or entities.

(xi) Obligations. Except as provided herein or reflected in the Permitted Exceptions, no commitments have been made to any governmental or quasi-governmental authority, utility company, utility district, school board, church or other religious body, homeowners or property owners association, or to any other individual, entity, organization or group relating to the Property which would impose an obligation upon Buyer, or its successors or assigns, to make any contribution or dedication of money or land, or to construct, install or maintain the Off-Site Improvements or any other improvements of a public or private nature on or off of the Property (other than the Improvements) and the Real Property is not and will not be included in any special assessment districts, special improvement districts, business improvement districts, taxing districts or any similar governmental, private quasi-governmental or private entity or district that imposes any obligations on the Real Property.

(xii) Operating Agreements. True, correct and complete copies of all Operating Agreements and all amendments, guaranties and other documents relating thereto shall be delivered to Buyer in accordance with this Agreement. To the extent executed prior to the Effective Date, Seller has no knowledge of and has neither given nor received any written notice of default with respect to any of the Operating Agreements.

(xiii) Notices. Seller has not received any written notice from any city, county, state or other government authority or from any third party (including any Tenant) stating that the Property or any matter thereon is in violation of any Environmental Law, which violation has not been corrected prior to the Effective Date. “Environmental Laws” means any and all federal, state and local laws, regulations, ordinances, codes, interpretations and policies, as now in effect or hereinafter amended or enacted, relating to pollution or protection of the environment, natural resources or health and safety.

(xiv) Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

(xv) Approvals. All approvals required from any governmental authority in connection with land use, entitlement, zoning or any other matter related to or which is a prerequisite for the construction of the Improvements have been obtained and are in full force and effect, other than the issuance of grading and building permits for the Improvements.

(c) Survival of Representations and Warranties. All representations and warranties of Buyer and Seller made in this Agreement shall be deemed to have been made as of the Effective Date, in accordance with Section 2(a) and again as of the Closing Date subject to the provisions of this Section 9(c). Except as set forth in this Section 9(c), all of Seller’s and Buyer’s respective representations and warranties set forth in this Agreement, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. All of Seller and Buyer’s representations and warranties set forth in this Agreement (but exclusive of any representation and warranty set forth in the Deed, which shall not be subject to this Section 9(c)) shall survive the Closing, but only with respect to any claim of breach or default thereunder for which the party asserting such breach or default has, prior to twelve (12) months after the Closing Date, given written notice to the other party of the specific breach or default claimed. Any such representation or warranty for which such specific written notice has not been given on or before twelve (12) months after the Closing Date shall terminate and cease to be of any force or effect and neither party shall have any right, remedy, obligation or liability thereunder.

(d) Disclaimer of Seller Representations and Warranties. Except as specifically stated in Section 9(b), Section 14 and Section 19, except as may be provided in the documents to be executed by Seller and delivered to Buyer at Closing pursuant to this

Agreement (the “Seller Closing Documents”) (all of the foregoing, collectively, the “Seller Representations”), SELLER IS NOT MAKING NOR SHALL BE DEEMED TO HAVE MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE AS TO THE PROPERTY OR THE TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, (I) THE FINANCIAL STATUS OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, INCOME OR EXPENSES GENERATED, PAID OR INCURRED IN CONNECTION WITH THE PROPERTY, (II) THE NATURE, PHYSICAL OR ENVIRONMENTAL CONDITION, SAFETY OR ANY OTHER ASPECT OF THE PROPERTY OR THE PROPERTY’S COMPLIANCE WITH APPLICABLE LAWS, ORDINANCES, RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, ZONING ORDINANCES, BUILDING CODES (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT) AND ENVIRONMENTAL, HAZARDOUS MATERIAL, NATURAL HAZARDS AND ENDANGERED SPECIES STATUTES, (III) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DATA PROVIDED OR TO BE PROVIDED BY SELLER, INCLUDING, WITHOUT LIMITATION, COPIES OF ANY REPORTS OR DOCUMENTS PREPARED FOR SELLER WHETHER BY THIRD PARTIES OR OTHERWISE WHICH MAY BE INCLUDED WITH SUCH INFORMATION, OR (IV) THE HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER CLOSING DOCUMENTS, THE PROPERTY WILL BE SOLD TO BUYER “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AND EXCEPT FOR THE SELLER REPRESENTATIONS, THERE ARE NO REPRESENTATIONS AND/OR WARRANTIES, EXPRESS OR IMPLIED, MADE BY SELLER IN CONNECTION WITH THE TRANSACTIONS; PROVIDED THAT THE FOREGOING SHALL NOT CONSTITUTE AN ASSUMPTION OF LIABILITY BY BUYER OR AN AGREEMENT BY BUYER TO INDEMNIFY SELLER FROM SAME.

Notwithstanding the foregoing, nothing contained in this Agreement, including this Section 9, shall limit, affect or constitute a waiver or release of (I) any conditions to the Closing set forth in this Agreement, (II) any of Buyer’s or Seller’s rights or obligations or representations, warranties, covenants or indemnities expressly set forth in this Agreement or any of the Seller Closing Documents, or (III) Seller’s obligations under any Operating Agreement or Approved Lease which accrue or arise prior to the Closing. Further, nothing contained in this Agreement shall apply to, or constitute a waiver or release of, and Buyer hereby reserves all of its rights and remedies with respect to (collectively, the “Reserved Rights”) all claims, causes of action, rights or remedies Buyer may now or hereafter have against Seller, known and unknown, with respect to (1) hazardous materials released or exacerbated in, on, under or about the Property as a result of the acts or omissions of Seller or any of its or their contractors and/or subcontractors, (2) hazardous materials, if the existence of such hazardous materials would constitute a breach of any of Seller’s obligations, Seller’s Representations or any of the Seller Closing Documents, or (3) fraud, intentional misrepresentation or tortious conduct; provided that Buyer’s remedies for fraud, intentional misrepresentation or tortuous conduct in connection with the breach of any representation or warranty made by Seller in Section 9(b) shall be limited as provided in Section 9(c) above. The provisions of this paragraph shall survive the Closing.

(e) Seller’s Knowledge. The term Seller’s “knowledge”, “actual knowledge” and terms of similar import shall mean the actual current (and not constructive) knowledge of H.T. Odom, III and Lance Odom, who are the representatives of Seller most familiar with the Property after reasonable inquiry or investigation by such persons; provided, however, that H.T. Odom, III and Lance Odom shall not have any personal liability in connection with any representations or warranties of Seller hereunder. Seller represents and warrants to Buyer that the foregoing individuals are the most knowledgeable individuals within Seller’s organization with respect to the Property and the Transactions.

(f) Notification of Change in Circumstance. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs after the Effective Date but prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of Seller’s representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow Holder shall return the Deposit and all Development Deposits to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Holder and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall also be entitled to all of the rights and remedies set forth in Section 10(b), it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreement sunder this Agreement.

10. Remedies.

(a) REMEDIES FOR BUYER’S BREACH. IF BUYER FAILS TO PERFORM BUYER’S OBLIGATIONS TO COMPLETE THE CLOSING AS SET FORTH IN THIS AGREEMENT AND SUCH FAILURE IS NOT CURED WITHIN SEVEN (7) DAYS AFTER BUYER’S RECEIPT OF WRITTEN NOTICE OF DEFAULT FROM SELLER, AND ALL MATERIAL CONDITIONS TO BUYER’S OBLIGATION TO CONSUMMATE THE TRANSACTION CONTEMPLATED IN THIS AGREEMENT HAVE BEEN SATISFIED OR WOULD HAVE BEEN ABLE TO BE SATISFIED BUT FOR BUYER’S FAILURE TO PERFORM BUYER’S OBLIGATIONS TO COMPLETE THE CLOSING AS SET FORTH IN THIS AGREEMENT, SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY SHALL BE TO TERMINATE THE AGREEMENT AND ESCROW, WHEREUPON (I) SELLER SHALL BE ENTITLED TO RECEIVE THE DEPOSIT AND ALL DEVELOPMENT DEPOSITS (“LIQUIDATED DAMAGES AMOUNT”), AND (II) SELLER SHALL HAVE NO FURTHER RIGHTS OR REMEDIES UNDER THIS AGREEMENT. BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE IN SUCH AN EVENT FOR THE FOLLOWING REASONS: (1) DAMAGES TO WHICH SELLER WOULD BE ENTITLED IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME OF THE BREACH AND THE PURCHASE PRICE AS SET FORTH IN THIS AGREEMENT;

(2) PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY BY SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE EFFECTIVE DATE WHETHER THE VALUE OF THE PROPERTY WILL INCREASE OR DECREASE AS OF THE CLOSING DATE. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT BUYER FAILS TO PERFORM BUYER’S OBLIGATIONS TO COMPLETE THE CLOSING AS SET FORTH IN THIS AGREEMENT AND ALL CONDITIONS TO BUYER’S OBLIGATION TO CONSUMMATE THE TRANSACTION CONTEMPLATED IN THIS AGREEMENT HAVE BEEN SATISFIED OR WOULD HAVE BEEN ABLE TO BE SATISFIED BUT FOR BUYER’S FAILURE TO PERFORM BUYER’S OBLIGATIONS TO COMPLETE THE CLOSING AS SET FORTH IN THIS AGREEMENT AND SUCH FAILURE IS NOT CURED WITHIN THE NOTICE AND CURE PERIOD, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY, “LIQUIDATED DAMAGES” IN AN AMOUNT EQUAL TO THE LIQUIDATED DAMAGES AMOUNT. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGES AMOUNT SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGES AMOUNT IS REASONABLE IN LIGHT OF THE FACTS THAT (A) BUYER AND SELLER ARE SOPHISTICATED DEVELOPERS AND INVESTORS IN REAL ESTATE; (B) BUYER AND SELLER HAVE RELATIVE EQUAL BARGAINING POWER IN CONNECTION WITH THIS TRANSACTION AND HAVE BEEN REPRESENTED BY COMPETENT LAWYERS AT ALL TIMES; (C) BUYER AND SELLER ANTICIPATE THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY AND INCONVENIENT TO DETERMINE AND THAT THERE WOULD BE DIFFICULTY IN PROVING CAUSATION AND FORSEEABILITY; AND (D) BUYER AND SELLER HAVE WEIGHED THE ADVANTAGES AND DISADVANTAGES OF THE LIQUIDATED DAMAGES AND CONCLUDED THAT THE LIQUIDATED DAMAGES AMOUNT IS REASONABLE IN LIGHT OF ALL CURRENT CIRCUMSTANCES KNOWN TO THEM.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 10 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Buyer’s Initials	Seller’s Initials

(b) Remedies for Seller’s Breach.

(i) Breach. IF THE CLOSING FAILS TO OCCUR DUE TO SELLER’S DEFAULT UNDER THIS AGREEMENT AND ALL MATERIAL CONDITIONS TO SELLER’S OBLIGATION TO CONSUMMATE THE TRANSACTION CONTEMPLATED IN THIS AGREEMENT HAVE BEEN SATISFIED OR WOULD HAVE BEEN SATISFIED BUT FOR SELLER’S DEFAULT UNDER THIS AGREEMENT AND SUCH FAILURE IS NOT CURED WITHIN SEVEN (7) DAYS AFTER WRITTEN NOTICE OF DEFAULT FROM BUYER, OR IN THE EVENT SELLER DEFAULTS UNDER THIS AGREEMENT OR FAILS TO PERFORM ANY OBLIGATION OR COVENANT HEREUNDER AND SUCH DEFAULT IS NOT CURED BY SELLER WITHIN SEVEN

PURCHASE AND SALE AGREEMENT

(7) DAYS OF ITS RECEIPT OF WRITTEN NOTICE OF SUCH DEFAULT FROM BUYER, THEN BUYER SHALL HAVE THE OPTION TO PURSUE THE REMEDIES SET FORTH IN THIS SECTION 10. SO LONG AS BUYER DOES NOT ELECT TO TERMINATE THIS AGREEMENT IN CONNECTION WITH BUYER’S EXERCISE OF ITS REMEDIES PURSUANT TO THIS SECTION 10(b) (WHICH SHALL CONSTITUTE BUYER’S SOLE AND EXCLUSIVE REMEDY IN SUCH EVENT), BUYER MAY PURSUE ONE OR MORE OF THE FOLLOWING REMEDIES:

(1) IN BUYER’S SOLE AND ABSOLUTE DISCRETION, GRANT AN EXTENSION OF TIME FOR SELLER TO PERFORM ITS OBLIGATIONS HEREUNDER;

(2) TERMINATE THIS AGREEMENT BY DELIVERY OF WRITTEN NOTICE OF TERMINATION TO SELLER, WHEREUPON THE ESCROW HOLDER SHALL RETURN THE DEPOSIT AND ALL DEVELOPMENT DEPOSITS TO BUYER AND SELLER SHALL REIMBURSE BUYER FOR, AND BUYER SHALL BE PERMITTED TO PURSUE AN ACTION AGAINST SELLER TO RECOVER, THE ACTUAL OUT-OF-POCKET THIRD PARTY COSTS INCURRED BY BUYER IN CONNECTION WITH THE PROPERTY AND/OR THIS AGREEMENT, IN A MAXIMUM AMOUNT OF TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) TOGETHER WITH INTEREST ON THE DEPOSIT AND DEVELOPMENT DEPOSITS AT THE RATE OF 6.25% PER ANNUM FROM THE DATE DEPOSITED UNTIL THE DATE RETURNED TO BUYER. ALL REASONABLE ATTORNEY FEES AND COSTS INCURRED BY BUYER IN CONNECTION WITH SUCH ACTION SHALL ALSO BE PAYABLE BY SELLER IN ACCORDANCE WITH SECTION 17(h)) AND SELLER SHALL PAY ESCROW HOLDER AND TITLE COMPANY ANY CANCELLATION CHARGES AND EXCEPT AS SET FORTH IN THIS SECTION 10(b), BUYER AND SELLER SHALL EACH BE RELEASED FROM ALL LIABILITY HEREUNDER (OTHER THAN ANY PROVISION WHICH SURVIVES A TERMINATION OF THIS AGREEMENT);

(3) CONTINUE THIS AGREEMENT AND SEEK THE EQUITABLE REMEDY OF SPECIFIC PERFORMANCE, WHICH REMEDY SHALL BE ELECTED BY DELIVERING A WRITTEN NOTICE (“ELECTION NOTICE”) TO SELLER WITHIN ONE HUNDRED EIGHTY (180) DAYS AFTER THE EXPIRATION OF THE NOTICE AND CURE PERIOD (OR IF NONE, THE SCHEDULED CLOSING DATE) AND BY FILING A LAWSUIT FOR SPECIFIC PERFORMANCE WITHIN SUCH PERIOD, NOTWITHSTANDING ANY STATUTE OF LIMITATIONS OR OTHER LEGAL PRINCIPAL PURPORTING TO GIVE BUYER MORE TIME TO BRING AN ACTION FOR SPECIFIC PERFORMANCE;

(4) IF THE EQUITABLE REMEDY OF SPECIFIC PERFORMANCE IS IMPRACTICABLE, OR OTHERWISE UNAVAILABLE, DUE TO THE FACT THAT SELLER HAS CONVEYED THE PROPERTY TO A THIRD PARTY IN BREACH OF THIS AGREEMENT OR OTHERWISE ENCUMBERED OR LEASED THE PROPERTY IN BREACH OF THIS AGREEMENT, THEN BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY DELIVERY OF WRITTEN NOTICE OF TERMINATION TO SELLER, WHEREUPON THE ESCROW HOLDER SHALL RETURN

THE DEPOSIT AND ALL DEVELOPMENT DEPOSITS TO BUYER, AND BUYER MAY PURSUE AN ACTION AGAINST SELLER TO RECOVER BUYER’S ACTUAL DAMAGES; OR

(5) CONTINUE THIS AGREEMENT AND IN ADDITION TO AND NOT IN LIMITATION OF THE RIGHTS AFFORDED BUYER PURSUANT TO THIS SECTION 10(b), EXERCISE BUYER’S ESCROW RIGHTS (AS HEREINAFTER DEFINED).

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 10(b) AND SELLER AND BUYER AGREE THAT THE WAIVERS ACKNOWLEDGEMENTS AND AGREEMENTS SET FORTH IN THE PROVISIONS OF SECTION 10(a) RELATED TO THE LIQUIDATED DAMAGES AMOUNT SHALL APPLY TO THE LIQUIDATED DAMAGES AND THE PROVISIONS OF THIS SECTION 10(b) AND BY THEIR INITIALS IMMEDIATELY BELOW SELLER AND BUYER AGREE TO BE BOUND BY THE TERMS OF THIS SECTION 10(b).

Buyer’s Initials	Seller’s Initials

(ii) Escrow Rights. For purposes of this Agreement, Buyer’s “Escrow Rights” shall mean Buyer’s right, but not obligation, following a Seller default in the performance of any of Seller’s obligations under this Agreement that is not cured by Seller within seven (7) days of Seller’s receipt of written notice of such default from Buyer, to appoint an Independent Architect to determine the amounts Buyer will incur in order to cure any default by Seller in the performance of any of Seller’s obligations under this Agreement, including without limitation Seller’s obligation to cause the Improvements and Off-Site Improvements to be completed by the Outside Completion Date provided such amount shall not exceed $1,500,000. Whenever Buyer exercises Buyer’s Escrow Rights, an amount equal to 150% of the amount determined by the Independent Architect will be withheld from the Purchase Price and deposited into an escrow with Escrow Holder and disbursed to Buyer upon request to reimburse Buyer for Buyer’s actual, reasonable out-of-pocket costs and expenses incurred by Buyer in curing Seller’s default under this Agreement. At such time as Buyer, in its reasonable discretion, determines that Buyer has completed all actions necessary to cure Seller’s default under this Agreement, Buyer shall authorize Escrow Holder to disburse the balance of escrowed Purchase Price proceeds to Seller. Seller shall have no authority over the application or disbursement of any Purchase Price proceeds escrowed with Escrow Holder pursuant to Buyer’s Escrow Rights until such time as Buyer authorizes the disbursement of such funds to Seller.

(iii) Specific Performance. Notwithstanding anything to the contrary contained herein, Buyer’s failure to give the Election Notice and file a lawsuit for specific performance within the applicable time period set forth above shall constitute an irrevocable election by Buyer not to pursue its remedy of specific performance. Unless Buyer has filed an action for specific performance and such action is pending, (A) Buyer shall not have the right or authority to place a lis pendens against all or any portion of the Property, and Buyer hereby waives and releases any right it may have under applicable law to file any lis pendens absent

PURCHASE AND SALE AGREEMENT

such pending action to enforce specific performance and (B) Buyer shall promptly execute any and all documents reasonably required to release the Memorandum (as hereinafter defined). The provisions of this Section 10(b) shall survive the Closing.

(i) Right of First Offer. Buyer shall be entitled to exercise all of the remedies set forth in Section 3(g) in connection with a breach or default by Seller under Section 3(g).

(b) Other Remedies. If the Closing occurs and remedies are pursued by either party hereto after the Closing Date, each party shall have the right to pursue its actual damages against the other party, (i) for a breach of any covenant contained herein that is performable after or that survives the Closing (including the indemnification obligations of the parties contained this Agreement), and (ii) for a breach of any representation or warranty made by the other party in this Agreement (subject to the limitations set forth in Section 9(c) above). If the Closing does not occur, (A) each party shall have its respective rights and remedies under Section 10(a) and Section 10(b), as applicable, and (B) each party shall have all available remedies against the other party for a breach of the other party’s obligations contained in this Agreement that are expressly provided herein as surviving the termination of this Agreement. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT: (1) EACH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO PURSUE CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AGAINST ANY OTHER PARTY TO THIS AGREEMENT, AND AGAINST SUCH PARTY’S SUCCESSORS AND ASSIGNS, OR ANY OF THEM, IN EACH CASE, UNDER OR IN CONNECTION WITH THIS AGREEMENT; AND (2) IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT, OR ANY SUCH PARTY’S SUCCESSORS OR ASSIGNS, BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(c) Survival of Indemnities. Notwithstanding subparagraphs (a) and (b) of this Section 10, but subject to the provisions of Section 10(c), in no event shall the provisions of this Section 10 limit the damages recoverable by either party against the other party solely under any indemnity obligation expressly set forth in this Agreement, except to the extent provided in Section 10(c).

(d) Seller’s Maximum Post-Closing Aggregate Liability. The maximum aggregate liability of Seller, for any breach of the representation and warranties of Seller set forth in Section 9(b) of this Agreement, by Seller, from and after the Closing Date, shall not exceed Three Hundred Seventy Five Thousand Dollars ($375,000); provided, however, that Seller will have no liability for consequential, special or punitive damages. The provisions of this Section 10(e) shall survive the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. The foregoing limitations on damages set forth in this Section 10(e) shall not apply any other obligations of the Seller hereunder or under any of the Seller Closing Documents, including without limitation (i) Seller’s obligation to complete the Off-Site Improvements and the Improvements, including, without limitation all Punch-List Items, each in accordance with the Plans and the terms and conditions of this Agreement, (ii) Seller’s obligation to pay the General Contractor and the Seller’s Architect for any and all

sums which may be due and owing with respect to the design and construction of the Improvements or Off-Site Improvements, (iii) any and all adjustments which may be made to the prorations under this Agreement from and after the Closing, (iv) Seller’s breach of the representations and warranties set forth in Section 9(b)(v), Section 9(b)(vii), Section 9(b)(viii), Section 9(b)(xi), Section 9(b)(xii), and Section 9(b)(xiii), (v) all obligations owed under any Warranties, (vi) Seller action or failure to act which renders any Warranty void or voidable, (vii) Seller’s breach of any representation, warranty, covenant or obligation expressly set forth in the Deed, (viii) Seller’s fraud, intentional misrepresentation or tortuous conduct, (ix) Seller’s obligations pursuant to Sections 14 and 19, (x) Seller’s obligation to pay costs under Section 17(h), and (xi) Seller’s indemnity obligations hereunder.

11. Seller’s Obligations Pending Closing.

(a) Insurance. From the earlier of (i) the date of the commencement of construction of the Improvements or Off-Site Improvements, or (ii) the date of physical site work at the Real Property commences, until the Closing, Seller will cause General Contractor to maintain in full force and effect, at Seller’s sole cost and expense, with an insurer licensed to do business in the State of Texas having a Best’s Insurance Guide A/VII rating, (1) builder’s risk and fire and extended coverage insurance upon the Improvements and Off-Site Improvements in an amount not less than the replacement cost thereof, (2) commercial general liability insurance with respect to damage or injury to persons or property occurring on the Property in an amount not less than Two Million Dollars ($2,000,000) (which may be layered with primary and excess policies) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, and (3) such other insurance reasonably requested by Buyer, with self-insurance and deductibles in such amounts as reasonably approved by Buyer. Seller will also maintain, at Seller’s sole cost and expense during such period, commercial general liability insurance with respect to damage or injury to person or property occurring on the Property in an amount not less that $2,000,000.00 per occurrence and in the aggregate. All insurance procured pursuant to this Section 11(a) shall identify Buyer as an additional insured, contain a waiver of subrogation reasonably acceptable to Buyer and be primary coverage for Buyer when any policy issued to Buyer is similar or duplicate in coverage, and Buyer’s policy shall be excess over Seller’s policy. Seller shall deliver to Buyer copies of certificates evidencing such insurance upon Buyer’s request.

(b) Breach of Representation. Seller shall not take any action or fail to take any action which would breach or otherwise render Seller’s Representations inaccurate in any material respect.

(c) Taxes. From the Effective Date through the Closing Date, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency.

(d) Utilities. Seller shall reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(e) Operating Agreements. From and after the Effective Date, Seller shall not enter into any new, or modify or terminate any existing, Operating Agreement without first obtaining Buyer’s written approval thereof, which shall not be unreasonably withheld.

(f) Termination of Operating Agreements. Seller shall terminate by written notice to the other party thereto, effective as of the Closing, any of the Operating Agreements that Buyer, pursuant to written notice to Seller, requests Seller to terminate, including those executed pursuant to Section 11(e). Seller shall deliver copies of all notices of termination given by Seller hereunder to Buyer. With respect to any Operating Agreements which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Operating Agreement which is terminated or not assumed hereunder.

(g) Special Districts and Assessments. Seller shall not submit an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. Seller shall promptly notify Buyer upon receipt of any notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property.

(h) Construction of Improvements and Off-Site Improvements. Seller shall cause to be constructed and developed the Improvements and all off-site improvements required by applicable governmental authorities to be completed for or in connection with the construction, development or use of the Property in accordance with this Agreement (the “Off-site Improvements”). Seller’s obligation to cause the construction and development of the Improvements and the Off-site Improvements includes all actions reasonably required for the development of the Improvements and the Off-site Improvements, including, without limitation, complying with all of the terms and conditions of all of the Permits. Without limiting the foregoing, Seller shall timely post all landscaping or other surety or bonds required for the development of the Improvements and the Off-site Improvements. Seller shall cooperate with Buyer and Buyer’s consultants, and shall provide Buyer and its consultants with such information as is reasonably requested by Buyer, in connection with the construction of the Improvements and the Off-site Improvements.

(i) Intentionally Omitted.

(j) Leases. Other than Approved Leases entered into by Seller at Buyer’s request in accordance with the terms of this Agreement, including without limitation, Exhibit G, Seller will not enter into any lease, license, tenancy or occupancy arrangement (whether written or oral), affecting the Property or any portion thereof. Seller shall not amend, modify or terminate any Approved Leases without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion.

(k) Warranties. Seller shall cause Buyer to be named as an express benefited party on, and shall provide Buyer a copy of, the construction warranty provided by the General Contractor for the Improvements, together with any and all other warranties or guaranties of workmanship or materials provided to Seller by an subcontractor, manufacturer, supplier or installer of any element or system in the Improvements, together with all other assignable warranties and guaranties issued to Seller in connection with the Improvements, Off-Site Improvements or the Personal Property (collectively, the “Warranties”). The roof warranty for the Improvements shall have no dollar limit and shall be required to extend for not less than ten (10) years from the date the Improvements are Substantially Completed; all other Warranties shall be required to extend for not less than one (1) year from the date the Improvements are Substantially Complete. Seller shall not negligently or willfully take or negligently or willfully fail to take any action which may cause any Warranties to become void or voidable. The provisions of this Section 11(k) shall survive the Closing.

(l) No Conveyance. From the Effective Date until any termination of this Agreement for any reason (including a termination resulting from Seller’s default), Seller shall not sell or otherwise convey all or any portion of Seller’s interest in the Property to any party other than Buyer. Except the Construction Financing (defined below) referenced in Section 22, from the Effective Date through the Closing Date, Seller shall not permit or suffer to exist any Financial Encumbrance to be placed or claimed upon the Property. Seller shall perform all material terms and conditions set forth in any documents delivered in connection with the Construction Financing. Further, through the Closing Date Seller shall not encumber, or permit or suffer the encumbrance of, the Property (or any portion thereof) with any other matter affecting title to the Property other than: (i) title matters which will be removed by Seller prior to or at the Closing in accordance with this Agreement, (ii) restrictive covenants to be recorded against the Real Property that constitute Due Diligence Deliveries that have been provided to Buyer as of the Effective Date or are subsequently approved by Buyer in advance of the execution thereof, (iii) easements, licenses and other similar agreements reasonably necessary for Seller’s construction of the Improvements or Off-Site Improvements in accordance with this Agreement which have been approved by Buyer in advance of the execution and delivery thereof, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, in the event such instruments could reasonably be anticipated to have a Material Adverse Effect, Buyer’s approval of such instruments may be withheld, conditioned or delayed in Buyer’s sole discretion, and (iv) other matters approved by Buyer in advance in writing, which approval shall not be unreasonably withheld.

(m) Permits. Prior to Closing, Seller shall use good faith reasonable efforts to obtain all Permits, licenses and approvals reasonably necessary for the ownership, construction, operation (to the extent applicable) or improvement of the Real Property and following the date Seller obtains the foregoing, Seller shall maintain the existence of the foregoing.

(n) Property Management and Leasing. Any property management and leasing contracts for the Property shall be terminated prior to the Closing, except any leasing contract entered into by Buyer or Seller at Buyer’s request, which agreement shall remain in effect in accordance with its terms and conditions or any other agreement that Buyer, in its sole discretion, elects to remain in force and effect. All employees of Seller and Seller’s property managers and leasing agents shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims. Buyer shall have the right to interview any employees of Seller or Seller’s property managers at the Property for employment at the Property.

(o) Exclusivity. Unless and until this Agreement terminates, Seller shall not, directly or indirectly through any officer, director, employee, stockholder, agent, partner, member, manager, affiliate, or otherwise (a) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to the acquisition or the purchase of any or all of the Real Property, or a change in control of Seller (a “Competing Transaction”), (b) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers, directors, partners, members, managers, employees, or agents) relating to any Competing Transaction, or (c) participate in any discussions or negotiations regarding, furnish to any other person or entity any information with respect to, or otherwise cooperate with, assist, participate in, facilitate, or encourage, any effort or attempt by any person or entity to effect a Competing Transaction. Seller shall notify Buyer promptly if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made, and Seller shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

(p) Notice. Seller shall promptly notify Buyer in the event Seller receives any written notice from any city, county, state or other government authority or from any third party (including any Tenant) stating that the Property or any matter thereon is in violation of any Environmental Law.

12. Damage or Destruction. Seller bears the risk of loss of the Property prior to Closing. Buyer bears the risk of loss of the Buyer’s equipment and personal property of any type located at the Property, if any, prior to Closing. If at any time prior to the Closing any portion of the Property is destroyed or damaged by fire or any other casualty whatsoever, Seller shall give prompt written notice thereof to Buyer. Seller shall repair such damage as promptly as is reasonably possible following receipt of insurance proceeds (regardless of the adequacy of such insurance proceeds) and diligently pursue the repair and restoration of the damaged Property to the condition existing prior to the casualty through to Substantial Completion. Notwithstanding the foregoing, Buyer shall have a right to terminate this Agreement within sixty (60) days after Seller provides Buyer with written notice of the occurrence of any such casualty, by serving Seller with a written notice of termination (“Casualty Termination Notice”) if in the General Contractor’s reasonable discretion, Substantial Completion cannot occur on or before the Outside Completion Date as a result of such casualty, (as it may be extended pursuant to 19(h)(ii) or as may be extended by Buyer in accordance with this Agreement). If Buyer does not elect to issue a Casualty Termination Notice, within seventy (70) days after the occurrence of any such casualty, Seller shall deliver to Buyer a proposed amendment to this Agreement in form reasonably acceptable to Buyer executed by Seller that, as applicable, extends the Outside Completion Date to a date that would provide Seller with a reasonable period of time to Substantially Complete the Improvements by such extended Outside Completion Date. Buyer shall have absolutely no obligation to enter into such amendment, extend the Outside Completion Date or pay any such sums to Seller. If Buyer fails to execute and return such amendment to Seller within ten (10) Business Days after Seller’s delivery of such amendment, then this Agreement shall be deemed terminated. Upon a termination of this Agreement pursuant to this Section 12, the Escrow shall be canceled, all parties hereto shall be released from further performance of this Agreement (with the exception of those provisions or Sections which recite that they survive termination of this Agreement), the Escrow Holder shall return the Deposit and all Development Deposits, to Buyer and Escrow Holder shall return to each party any and all documents, if any, which such party has deposited with it.

13. Eminent Domain. If, at any time prior to the Closing, legal proceedings under power of eminent domain are threatened in writing or are commenced with respect to all or any portion of the Property, then Seller shall promptly notify Buyer in writing. If such condemnation would have a Material Adverse Effect, then within ten (10) Business Days after receipt of written notice from Seller of such pending condemnation (and if necessary the Closing Date shall be extended as necessary to afford Buyer such period), Buyer may elect to terminate this Agreement. If this Agreement is not so terminated, then Seller shall assign to Buyer at the Closing any and all proceeds and/or claims on account of such condemnation proceedings, and Buyer shall take title to the Property subject to such condemnation proceedings. If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this Section 13, Buyer shall be deemed to have elected to waive its right to terminate under this Section 13. If Buyer delivers written notice to Seller within the time period specified in this Section 13 electing to terminate this Agreement, then the Escrow shall be canceled, all parties hereto shall be released from further performance of this Agreement (with the exception of those provisions or Sections which recite that they survive termination of this Agreement), the Escrow Holder shall return the Deposit and all Development Deposits, to Buyer and Escrow Holder shall return to each party any and all documents, if any, which such party had deposited with it. If any portion of the Property is actually taken by condemnation prior to the Closing, then the term “Real Property” as used herein shall automatically be deemed to exclude the portion of the property so taken prior to the Closing.

14. Commissions. Seller and Buyer each hereby represent and warrant to the other party that it has not had any contact or dealings regarding the Property, or any communication in connection with the Transactions or the subject matter of the Underlying Purchase Agreement, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the Transactions or the subject matter of the Underlying Purchase Agreement other than a broker to be paid by the party selling the Land to Seller under the Underlying Purchase Agreement (the “Broker”). On or after Closing, Seller will cause the party selling the Land to Seller to pay any and all commissions that may be due and payable to the Broker pursuant to a separate written agreement between such seller and Broker. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement, Buyer shall indemnify, hold harmless and defend Seller from and against any and all liability, claims, demands, damages and costs (including, without limitation, attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Buyer, and Seller shall indemnify, hold harmless and defend Buyer from and against any and all liability, claims, demands, damages and costs (including, without limitation, attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Seller. Further, Seller shall indemnify, hold harmless and defend Buyer from and against any and all liability, claims, demands, damages and costs (including, without limitation, attorneys’ fees and expenses) arising under or in connection with the Commission Agreement. The provisions of this Section 14 shall survive termination of this Agreement and the Closing.

15. Memorandum. Promptly after the end of the Due Diligence Period, Buyer and Seller shall execute and record against the Property a memorandum of this Agreement in the form attached as Exhibit H (the “Memorandum”). Should this Agreement terminate for any reason other than a default by Seller, Buyer agrees to promptly execute any and all documents reasonably requested by Seller to evidence termination of the Memorandum. Should this Agreement terminate as a result of a default by Seller and Buyer fails to pursue an action for specific performance in accordance with Section 10(b), then Buyer agrees to promptly execute any and all documents reasonably requested by Seller to evidence termination of the Memorandum. As used herein, the term “promptly” shall not exceed a period of ten days.

16. Notice. Any notice or other communication required or permitted to be given under this Agreement, or by law, shall be in writing and either (a) personally delivered, (b) sent by United States mail, registered or certified, or express mail, postage prepaid, return receipt requested, (c) sent by any nationally-recognized overnight courier service, delivery charges prepaid, or (d) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a), (b) or (c) of this Section 16. Any notice required or given hereunder shall be deemed received the same Business Day if sent by hand delivery or by PDF or email, the next Business Day if sent by overnight courier, or three days after posting if sent by certified mail, return receipt requested; provided that, any notice received after 5:00 p.m. Pacific Standard Time on any Business Day or received on any day that is not a Business Day shall be deemed to have been received on the following Business Day. Further, all notices given pursuant to this Agreement will be effective if executed and sent by counsel for Buyer or Seller, as applicable.

If to Buyer:	IPT Acquisitions, LLC
Attention: J.R. Wetzel
Managing Director – Western Region
518 17th Street, 17th Floor
Denver, CO 80202
Email: jrwetzel@industrialincome.com

With a copy to:	Peter Vanderburg, Vice President
IPT
4675 MacArthur Court, Suite 625
Newport Beach, CA 92660
Email: pvanderburg@industrialincome.com

With a copy to:	IPT Acquisitions, LLC
Attention: Tom McGonagle
518 17th Street, 17th Floor
Denver, CO 80202
Email: tmcgonagle@industrialincome.com

With an additional copy to:	Industrial Income Trust, Inc.
Attention: Joshua J. Widoff, General Counsel
518 17th Street, 17th Floor
Denver, CO 80202
Email: jwidoff@dividendcapital.com

With an additional copy to:	Bryan Cave
Attention: Robert H. Bach
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203-4541
Email: bob.bach@bryancave.com

If to Seller:	c/o Avera Companies
Attention: H. T. Odom III
7880 San Felipe, Suite 250
Houston, Texas 77063
Email: todom@averacompanies.com

With a copy to:	Avera Companies
Attention: Hubert Odom
7880 San Felipe, Suite 250
Houston, Texas 77063
Email: hubertodom@hotmail.com

With an additional copy to:	Andrews Kurth LLP
Attention: Chanse L. McLeod
600 Travis, Suite 4200
Houston, Texas 77002
Email: cmcleod@andrewskurth.com

If to Escrow Holder:	Republic Title of Texas, Inc.
Attention: Ann Gross
2626 Howell Street, 10th Floor
Dallas, Texas 75204
Email: AGross@republictitle.com

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

17. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and administrators. Seller shall not have the right assign its right, title or interest in or to, or obligations under, this Agreement except that Seller may assign its rights to a Construction Lender as collateral for Construction Financing in accordance with the provisions of Section 22. Any such assignment of this Agreement by Seller shall not relieve, alter or release Seller from its primary liability under this Agreement. Buyer shall not have the right to assign all or any part of its right, title and interest in or to this Agreement without Seller’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however, that Buyer shall have the right to assign this Agreement without Seller’s consent to any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Affiliate”) or any entity in which one or more Buyer Affiliates directly or indirectly is the general partner, manager or managing member, or any entity in which on or more Buyer Affiliates directly or indirectly owns more than 50% of the legal interests of such entity, provided at least 3 Business Days notice is provided to Seller. Unless otherwise agreed to in writing by Seller, Buyer shall not be released from any liability in connection with any assignment of this Agreement. Buyer shall provide notice and a copy of the assignment document to Seller.

(b) Amendments. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without reference to choice of law principles which might indicate that the law of some other jurisdiction should apply.

(d) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against either Buyer or Seller but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by Buyer and Seller jointly.

(e) No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.

(f) Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. The provisions of this Section 17(f) shall survive the Closing.

(g) Merger of Prior Agreements. This Agreement and the schedules and Exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, any letter of intent, term sheet and/or discussion outline which shall be of no further force or effect upon execution of this Agreement by Buyer and Seller.

(h) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys’ fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document. The provisions of this Section 17(h) shall survive the Closing.

(i) Time. Time is of the essence of this Agreement. For purposes of this Agreement “Business Day” shall mean any day other than a Saturday, Sunday, Texas State or national holiday or other day on which commercial bankers in Texas are generally not open for business. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run to and include the next day which is a Business Day. All references to a particular time of day shall refer to Pacific Standard Time.

(j) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(k) No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. The provisions of this Section 17(k) shall survive the Closing.

(l) Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision. The provisions of this Section 17(l) shall survive the Closing.

(m) Schedules and Exhibits. All references in this Agreement to Exhibits and schedules shall, unless otherwise expressly provided, be deemed to be references to the Exhibits and schedules attached to this Agreement. All such Exhibits and schedules attached hereto are incorporated into this Agreement as though fully set forth herein.

(n) Headings. All of the headings set forth herein with respect to any Section, subsection or any other similar titles or headings are solely for the ease of reference and shall be disregarded for all purposes in interpreting the terms of this Agreement and it shall in no way limit, modify, alter, restrict or otherwise affect the terms of this Agreement or be utilized in construing the terms of this Agreement.

(o) Survival. The representations, warranties, covenants, indemnities and obligations of parties contained herein are intended and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property, except as otherwise expressly provided in this Agreement.

(p) Bulk Sales Laws. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for all damages, losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys’ fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees) related thereto. The provisions of this Section 17(p) shall survive the Closing.

18. Marketing; Leasing. After the expiration of the Due Diligence Period, Buyer shall have the right to market the Property to prospective tenants of the Building and to require Seller to enter into leases with such prospective tenants upon the terms and conditions set forth on Exhibit G attached hereto. Seller shall not enter into any lease without Buyer’s prior written consent in Buyer’s sole discretion. Buyer shall have the right to select the leasing broker and either retain the leasing broker or direct Seller to retain the leasing broker and Buyer shall be responsible for all decisions with respect to the leasing of the Improvements, provided however that Seller shall cooperate in such ways as is reasonably requested by Buyer with respect to the leasing of the Improvements.

19. Design And Development Of The Improvements.

(a) Permits. As used in this Agreement, “Permits” means all applicable approvals and permits from all applicable governmental authorities reasonably necessary to commence rough grading of the Real Property and to construct the Building, including the development approval, the rough grading permit and the building permit, together with all of the foregoing for all Off-Site Improvements. Seller shall be solely responsible for satisfying prior to the Closing at its cost and expense, in a manner satisfactory to the applicable governmental authorities, all conditions of approval and all other obligations, conditions and restrictions associated with the Permits (collectively, the “Permit Conditions”). Seller shall keep Buyer reasonably and periodically informed, but no less frequently than weekly, as to the status of the processing of the Permits and the imposition and satisfaction of the Permit Conditions.

(i) Permit Conditions. The Permit Conditions shall not be subject to Buyer’s approval unless (A) the effectiveness of any Permit Condition remains in force and effect after the Closing Date and requires (1) the performance of any action by Buyer other than the payment of money, or (2) the expenditure of an amount of money in excess of Twenty-Five Thousand Dollars ($25,000) (the “Permit Condition Threshold”) for which Buyer shall receive a credit for pursuant to (ii) below, or (B) any Permit Condition results or would result in a Material Adverse Effect. Any Permit Condition that requires Buyer’s approval pursuant to this Agreement, may be withheld in Buyer’s sole and absolute discretion.

(ii) Credit for Permit Condition. Buyer shall receive a credit against the Purchase Price, in the event any Permit Condition remains in force and effect after the Closing Date.

(iii) Failure to Approve Permit Condition. If Buyer does not approve any Permit Condition that requires Buyer’s approval pursuant to this Agreement, then such Permit Condition shall not be allowed and Buyer shall be entitled to terminate this Agreement upon written notice to Seller and Escrow Holder, in which case the Escrow Holder shall return the Deposit and all Development Deposits to Buyer and the parties shall have no further obligations under this Agreement, other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

(b) Notification of Permit Condition. Seller shall notify Buyer in writing of any proposed Permit Condition requiring Buyer’s approval and such notice must include language in all capital and bold letters to the effect that “BUYER’S REVIEW AND RESPONSE TO THE PERMIT CONDITIONS IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS REQUEST.” On or before the date which is five (5) Business Days after Buyer’s receipt of a written request for approval of such proposed Permit Condition, Buyer shall either approve the proposed Permit Condition or specify the particular changes (if any) which must be made to such proposed Permit Condition for it to be reasonably acceptable to Buyer. If Buyer fails to give its approval of the proposed Permit Condition or to specify any such requested changes within such five (5) Business Day period, then Buyer shall be deemed to have approved the proposed Permit Condition. If Buyer’s failure to respond within such five (5) day period actually causes, as reasonably determined by Seller’s Architect, a delay (the “Permit Approval Delay”) in the Substantial Completion of the Improvements or Off-Site Improvements, then, notwithstanding anything to the contrary herein, the Outside Completion Date shall be automatically extended for the period equal to such Permit Approval Delay.

(c) Preliminary Plans. At least five (5) Business Days prior to the end of the Due Diligence Period, Seller shall cause Seller’s Architect to prepare and to deliver to Buyer preliminary plans and specifications (including structural plans) for the Improvements and Off-Site Improvements (“Preliminary Plans”) which include the civil, architectural and structural plans for the shell of the Building and a preliminary landscape plan for the Real Property.

(d) Final Plans and Specifications.

(i) Review and Approve by Buyer. As soon as reasonably practical and in time to allow completion of the Improvements on or before the Target Completion Date, Seller shall cause to be delivered to Buyer final construction drawings, plans and specifications for the Improvements and Off-Site Improvements (the “Draft Final Plans”), which shall be consistent with the Preliminary Plans, as modified by any Approved Change Orders. Seller shall provide Buyer with as much prior notice as reasonably practical (but in no event fewer than three (3) Business Days) of the date on which Seller will be delivering the Draft Final Plans and Seller’s delivery of the Draft Final Plans must be pursuant to a written notice which includes language in all capital and bold letters to the effect that “BUYER’S REVIEW AND RESPONSE TO THE DRAFT FINAL PLANS ARE REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF SUCH LETTER.” On or before the date which is ten (10) Business Days after Buyer’s receipt of the complete Draft Final Plans (the “Final Plan Review Period”), Buyer shall either approve the Draft Final Plans or specify the particular changes (if any) to make the Draft Final Plans reasonably acceptable to Buyer provided that the particular changes are consistent with the Approval Criteria. If Buyer fails to give its approval notice or to specify any such requested changes within such ten (10) Business Day period, then Buyer shall be deemed to have approved the Draft Final Plans. If Buyer does specify any such necessary changes in written notice delivered to Seller within such ten (10) Business Day period, Buyer shall provide to Seller, in such notice to Seller, with Buyer’s reasonably requested modifications thereto (“Buyer’s Final Plan Changes”), which shall set forth in detail the specific changes Buyer desires. Seller hereby agrees to implement Buyer’s Final Plan Changes to the extent the same (a) are substantially consistent with the Preliminary Plans and (b) comply with Laws or the Permits (collectively A and B, the “Approval Criteria”). If the parties cannot agree upon which Buyer’s Final Plan Changes satisfy the Approval Criteria within ten (10) days after Buyer’s delivery of Buyer’s Final Plan Changes, then Buyer and Seller shall so notify the Independent Architect. Within five (5) Business Days after its receipt of such notice, the Independent Architect shall make a written determination of which Buyer’s Final Plan Changes, if any, satisfy the Approval Criteria and are of high-quality, first-class construction standards for industrial warehouse buildings in the market in which the Property is located. The Independent Architect’s written determination shall be binding on Buyer and Seller. The fees and expenses of the Independent Architect pursuant to this Section 19(d) shall be paid by Seller, if the Independent Architect approves all of the Buyer’s Final Plan Changes, and shall be paid by Buyer, if the Independent Architect rejects all of the Buyer’s Final Plan Changes, and in all other instances shared equally by Buyer and Seller. As used herein, “Final Plans” means (a) the Draft Final Plans if Buyer approves or is deemed to have approved the Draft Final Plans as provided above, or (b) the Draft Final Plans modified by Seller to incorporate the Buyer Proposed Changes that have been approved by Seller or that have been determined by the Independent Architect to satisfy the Approval Criteria and are of high-quality, first-class construction standards for industrial warehouse buildings in the market in which the Property is located.

(ii) Submissions to Governmental Authorities. Seller shall cause Seller’s Architect to submit the Final Plans to the appropriate governmental agency for plan checking and the issuance of a building permit promptly following final approval by Buyer. Seller’s Architect shall, subject to the provisions of Section 19(d)(iv), make any and all changes to the Final Plans reasonably required by any applicable governmental entity to obtain a building permit for the Improvements and Off-Site Improvements and reasonably approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed. The Final Plans for the construction of the Improvements and Off-Site Improvements, as approved by the appropriate governmental entities and as modified by Approved Change Orders (as hereinafter defined), are hereinafter referred to as the “Plans.” For purposes of this Agreement, the “Improvements” shall be deemed to mean those improvements as finally described in the Plans as modified by any Approved Change Orders.

(iii) Change Order Definitions. As used herein, “Change Order” means any modifications to the Preliminary Plans, Final Plans or Plans, but does not include modifications requested or suggested by Buyer in connection with the review and approval of draft preliminary plans and/or Draft Final Plans except to the extent that modifications are rejected in accordance with this Section 19(d); “Seller Change Order” means a Change Order which Seller desires to implement; “Buyer Change Order” means a Change Order which Buyer desires to implement. “Approved Change Order” means a Seller Change Order approved or deemed approved by Buyer as provided herein, an Approved Buyer Change Order (as hereinafter defined), and subject to the terms of Section 19(d)(iv) any Change Orders required by any inspector, governmental agency or regulatory body; “Approved Buyer Change Order” means a Buyer Change Order approved by Buyer following receipt of Seller’s Estimate Notice; “Buyer Change Order Cost” means all actual out of pocket hard construction costs (including, without limitation, all reasonable costs and fees, less all savings attributable to a Buyer Change Order, charged by the General Contractor that are solely attributable to Buyer Change Orders), and any actual out of pocket soft costs that are solely attributable to Buyer Change Orders (including, without limitation, permitting, architectural and engineering costs and expenses, but excluding legal fees); “Estimated Change Order Cost” means the estimated Buyer Change Order Costs resulting from an Buyer Change Order as reasonably estimated by Seller’s Architect. Change Orders required in connection with any Approved Leases shall constitute Buyer Change Orders and be subject to Section 19(d)(vi) below.

(iv) Governmental and Seller’s Change Orders. The parties acknowledge that the Preliminary Plans, Final Plans or Plans may require changes during the construction process. Buyer and Seller hereby consent to and approve any Change Orders which (A) are required by any inspector, governmental agency, or regulatory body, (B) do not result in a Material Adverse Effect, and (C) are not caused by or resulting from Seller Change Orders or Buyer Change Orders (“Governmental Change Orders”). Any proposed Governmental Change Orders shall be promptly delivered to Buyer by Seller. Seller shall be solely liable for the cost of all Governmental Change Orders.

(v) Seller Change Orders. Buyer’s consent shall not be required for any Seller Change Orders which are “insignificant” (as hereinafter defined) provided that Seller shall promptly provide Buyer with advance written notice of all insignificant Seller Change Orders. In the event that Seller proposes to implement a Seller Change Order which is not insignificant, Seller shall deliver written notice to Buyer requesting Buyer’s review and approval of the Seller Change Order (“Seller’s Plan Change Notice(s)”), together with two (2) copies of the plans or other documents depicting or describing the Seller Change Order to Buyer for its review. Seller’s Plan Change Notice shall contain language in all capital and bold letters to the effect that “BUYER’S REVIEW AND RESPONSE TO THE PROPOSED SELLER CHANGE ORDER ARE REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF SUCH LETTER.” Buyer shall deliver its written approval or disapproval thereof within ten (10) Business Days of its receipt of Seller’s Plan Change Notice and the accompanying plans. If Seller’s notice fails to contain the language prescribed in the sentence immediately preceding the preceding sentence, Seller shall be required to provide Buyer with a second notice containing the prescribed language and Buyer shall deliver its written approval or disapproval thereof within ten (10) Business Days of its receipt of the second notice and the accompanying plans. In the event that Buyer delivers timely disapproval of the Seller Change Order, such notice shall include a reasonably detailed explanation of the reasons for such disapproval and specific suggestions for changes or corrections to the Seller Change Order. In the event that Buyer fails to deliver a disapproval of the Seller Change Order within such ten (10) Business Day period, then such Seller Change Order shall be deemed approved by Buyer. For purposes of this Section 19(d)(v), a proposed Seller Change Order shall be deemed to be “insignificant” if such change meets all of the following criteria: such change (i) is not substantially inconsistent (a) prior to the completion of the Final Plans, from the Preliminary Plans, or (b) after the completion of the Final Plans, from the Final Plans or Plans as applicable, (ii) does not involve any material structural change in the Building, (iii) will not decrease the square footage of the Improvements to be constructed under this Agreement by more than one percent (1%) for any individual change or in the aggregate with all other changes or increase the square footage of the Improvements to be constructed under this Agreement by more than one percent (1%) in the aggregate with all other changes, (iv) will have no adverse affect upon the access to, parking on or appearance, design or function of the Improvements or Off-Site Improvements or the use thereof as a first-class industrial warehouse building, (v) will not require the approval of any Tenant pursuant to an Approved Lease, (vi) does not constitute a Material Adverse Effect, (vii) will not increase the cost of construction of the Improvements to be constructed under this Agreement by more than $25,000 for an individual change or more than $75,000 together with all other Seller Change Orders which are insignificant, and (viii) is paid for by Seller and Seller provides reasonable evidence to the Buyer of the source of funds to pay for such Seller Change Order. Seller shall implement any insignificant Seller Change Orders and any Seller Change Orders (subject to Buyer’s approval of the same pursuant to this Section 19(d)(v)), in accordance with Agreement.

(vi) Buyer Change Orders. Seller shall promptly implement any Buyer Change Orders subject to the terms and conditions below. In the event that Buyer desires a Buyer Change Order, Buyer shall deliver written notice to Seller requesting Seller’s review and approval of the Buyer Change Order (“Buyer’s Plan Change Notice(s)”). Seller shall review such Buyer’s Plan Change Notice and subject to the terms of this Section 19(d)(vi), deliver to Buyer specific suggestions for changes or corrections to the Buyer Change Order and Buyer shall give due consideration to Seller’s suggested changes or corrections. Seller shall not be obligated to implement any Buyer Change Orders that the General Contractor reasonably determines will result in more than a three (3) month delay in Substantial Completion. As soon as practical after Seller’s receipt of a Buyer’s Plan Change Notice, but prior to commencing any of the changes thereunder, Seller shall provide Buyer with written notice of the Estimated Change Order Cost resulting from such Buyer Change Order (“Seller’s Estimate Notice”). In order to be effective, the Seller’s Estimate Notice must include language in all capital and bold letters to the effect that “BUYER’S REVIEW AND RESPONSE TO THE ESTIMATED CHANGE ORDER COST PROVIDED IN THIS SELLER’S ESTIMATE NOTICE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE.” Buyer shall then have ten (10) Business Days to approve or disapprove the Estimated Change Order Cost provided in Seller’s Estimate Notice by written notice to Seller. If Buyer approves the Estimated Change Order Cost provided in Seller’s Estimate Notice and delivers payment to Escrow Holder of the Estimated Change Order Cost, Seller shall promptly implement the Approved Buyer Change Order, in which case the Purchase Price shall be deemed increased by the amount equal to the amount set forth in Seller’s Estimate Notice. If Buyer disapproves, or fails to respond to Seller’s Estimate Notice (or otherwise fails to deliver payment of the Estimated Change Order Cost) within such ten (10) Business Day period, Seller shall have no obligation to implement the Buyer Change Order. Any Estimated Change Order Cost delivered to Seller as provided herein shall be referred to herein as the “Buyer Change Order Deposit(s)” and shall (i) be held by Escrow Holder, (ii) be promptly refunded to Buyer when required under this Agreement, (iii) delivered to Seller when required under this Agreement, and/or (iv) if the Closing occurs, disbursed to Seller at the Closing and credited against the Purchase Price, as increased pursuant to the terms of this Section 19(d)(vi) or Exhibit G. It is the parties’ intention that Seller be initially responsible to pay the General Contractor all costs associated with any Buyer Change Orders and that Seller be reimbursed for such costs by the delivery of the applicable portion of Buyer Change Order Deposit to Seller at closing.

(e) General Contractor, Major Subcontractors and Architect.

(i) Buyer shall have the right to approve any general contractor (the “General Contractor”) or any change in the General Contractor for the construction of the Improvements or the Off-Site Improvements; provided however, that if the General Contractor is any of Avera Construction, LLC, Bob Moore Construction, CF Jordan Construction, or FA Peinado, LLC, such Contractor shall be deemed approved unless Buyer provides Seller notice within thirty (30) days after the date hereof of its disapproval of such General Contractor, which disapproval must be in its reasonable discretion. Buyer’s approval of the form of the contract with the General Contractor shall not be required if (A) the contract is on a commercially reasonable AIA form or other commercially reasonable industry-standard form with, in either case, commercially reasonable modifications and (B) and the contract complies with the warranty requirements of Article 24 below. Upon execution and delivery, Seller shall provide Buyer a copy of the General Contractor’s agreement promptly upon the execution thereof and the construction warranty provided by the General Contractor. Seller shall not modify, amend or terminate the General Contractor’s agreement without Buyer’s prior written consent, which approval shall be in Buyer’s reasonable discretion.

(ii) [Intentionally omitted.]

(iii) Seller shall have provided to Buyer the Architect’s Agreement at least ten (10) days prior to the end of the Due Diligence Period. Seller shall not modify, amend or terminate the Architect’s Agreement without the Buyer’s prior approval consent, which approval shall be in the Buyer’s reasonable discretion.

(f) Seller’s Construction and Development Covenants. Seller shall, at Seller’s sole cost and expense except as expressly provided in this Agreement, use good faith efforts to cause to be constructed and developed the Improvements and all Off-Site Improvements in accordance with this Agreement, the Plans, all Change Orders and the Construction Schedule. Seller’s obligation to cause the construction and development of Improvements and Off-Site Improvements includes all actions reasonably required for the development of the Improvements and Off-Site Improvements including, without limitation, providing streets, complying with all Permits, all applicable governmental requirements, and providing services and utilities to the Property including, without limitation, sewer and electrical service, storm drains, telephone and water. Without limiting any other provision of this Agreement, Seller shall, on or before the Closing, pay all of the costs of all Off-Site Improvements together with such other infrastructure improvements (including, without limitation, roads, storm sewers, sanitary sewers and water and other utilities) required in connection with, by, or in order to obtain, any of the Permits and to cause Substantial Completion and Seller shall not agree to, or permit, any bonds, assessments or other amounts to be assessed against the Property in connection with the Off-Site Improvements or such other infrastructure improvements, except to the extent the same will be satisfied in full by Seller as of the Closing.

(g) Buyer’s Inspection Rights/Seller’s Indemnity. Notwithstanding anything in this Agreement to the contrary, neither (i) Buyer’s approval of or comment on any Permit Conditions, Preliminary Plans, Draft Final Plans, or Final Plans, nor (ii) Buyer’s inspection of the Property, including, without limitation, for purposes of identifying any Punch List Items shall constitute an inspection of compliance with Laws and all activities undertaken by Buyer are solely for Buyer’s benefit and Seller shall have no claim of any nature whatsoever against Buyer and hereby releases Buyer from any and all liability of any nature whatsoever arising out of any inspections undertaken by Buyer, any review of the Plans and Specifications, any review or approval of Seller’s Architect, the General Contractor, any agreement with Seller’s Architect or the General Contractor, any approval of any Major Subcontractor or any approval of any Construction Schedule Change Orders, or any other matter of any nature whatsoever in connection with the construction of the improvements. Seller shall be solely responsible for ensuring that the Property and the construction of all Improvements and Off-Site Improvements comply with all Laws. Without limiting the generality of the foregoing, Seller hereby agrees to indemnify Buyer against any liability of Buyer to Seller, any governmental entity or any other third party in connection with the approvals undertaken by Buyer pursuant to (g)(i) or (g)(ii) above, which indemnity obligation shall survive the Closing. Seller shall reasonably cooperate with, and schedule and attend weekly progress meetings, walk-throughs and any other meetings with, Seller’s Architect, the General Contractor, Buyer and Buyer’s architect and construction consultants to discuss the progress of the construction of the Improvements and Off-Site Improvements. Seller shall provide Buyer and Buyer’s consultants with such information relating to the construction of the Improvements and Off-Site Improvements as may be reasonably requested by Buyer from time to time. Seller shall give Buyer at least two (2) Business Days prior notice (written or telephonic) of any regularly scheduled meetings with, Seller’s Architect, the General Contractor or any in-person or telephonic meetings between Seller, Seller’s Architect or the General Contractor and any governmental authority concerning the Improvements, Off-Site Improvements, Permit, or any other element of the Plans. Buyer and Buyer’s representatives shall have the right to accompany Seller and Seller’s representatives to such other meetings and to attend such meetings when Buyer deems appropriate. In addition to the foregoing, following the Effective Date and until Substantial Completion, Seller shall notify Buyer and shall not object to Buyer or Buyer’s representatives attending any meetings with or public hearings conducted by any governmental authority concerning the Improvements, Off-Site Improvements, Permit, or any other element of the Plans. Buyer and Buyer’s consultants shall have the right at any and all reasonable times to conduct inspections respecting the work in progress, but shall not unreasonably interfere with the work in progress.

(h) Construction Schedule.

(i) Delivery of Schedule. At least ten (10) days prior to the end of the Due Diligence Period, Seller shall provide Buyer a schedule for completion of the improvements, which shall be acceptable to Buyer in its reasonable discretion (the “Construction Schedule”). Landlord shall provide prompt written notice to Buyer in the event any milestones set forth in the Construction Schedule are not timely satisfied which notice shall be signed by Seller and General Contractor stating the then-current, updated Construction Schedule.

(ii) Target and Outside Completion Date. Seller shall use good faith efforts to cause the Improvements and Off-Site Improvements (excluding Tenant Improvements) to be Substantially Complete on or before August 17, 2015 (the “Target Completion Date”), subject to any Buyer Change Order Delay and/or Force Majeure Delay. Seller shall cause Substantial Completion to occur on or before March 31, 2016 subject only to any Buyer Change Order Delays (the “Outside Completion Date”). In no event shall the Outside Completion Date be extended for any Force Majeure Delay or for any reason other than Buyer Change Order Delay. If Substantial Completion has not occurred by the Outside Completion Date in accordance with this Section 19(h)(ii), subject to Buyer’s right to extend the Outside Completion Date exercised in Buyer’s sole discretion, Seller shall be in default of this Agreement and Buyer shall be entitled to exercise its remedies as set forth in Section 10(b).

(iii) [Intentionally Omitted].

(iv) Dispute Resolution. In the event of any dispute between Buyer and Seller or any of their inspectors or architects with respect to the construction of the Improvements, Buyer and Seller (and at each party’s sole discretion, their respective inspectors and architects) and the Independent Architect shall meet as soon as reasonably possible, and shall use commercially reasonable efforts to meet within five (5) Business Days of such disagreement and at such meeting shall endeavor to resolve such disagreement as soon as reasonably practicable. Notwithstanding the foregoing, noting in this subsection (i) is intended to or waive any of the parties’ rights or obligations hereunder or delay the date by which Seller is required to perform any obligation hereunder.

20. Buyer Change Order and Force Majeure Delays.

(a) Buyer Delay. As used herein, “Buyer Change Order Delay” means any delay that is solely attributable to any Approved Buyer Change Order and expressly specified in the Seller’s Estimate Notice.

(b) Force Majeure Delay. As used herein, “Force Majeure Delay” means a delay of which Buyer has received notice pursuant to Section 20(c) that is caused by an event, act or condition that is outside Seller’s control, including (without limitation) fires and other casualties, strikes, lockouts or other labor disturbances which are not caused by Seller’s failure to pay amounts due, war, terrorist acts, riots, insurrections or civil commotions, embargos, shortages or unavailability of materials, supplies, labor, equipment and systems, legal requirements enacted by any governmental authority after the date of this Agreement, and similar types of events.

(c) Notice of Delay. In the event of any Buyer Change Order Delay or Force Majeure Delay, Seller shall promptly notify Buyer of the occurrence of such delay.

(d) Disputes Regarding Delay. Any dispute or disagreement with respect to the occurrence of any Buyer Change Order Delay or Force Majeure Delay or the amount of time attributable to either such delay shall be resolved by the Independent Architect, whose determination shall be binding upon Buyer and Seller.

21. Square Footage Purchase Price Adjustment. The Purchase Price is based upon the intent of Buyer and Seller that the industrial building (the “Building”) constructed pursuant to the Plans shall consist of approximately 345,150 Rentable Square Feet (as hereinafter defined). Concurrently with the delivery of the Substantial Completion Notice in accordance with Section 3(e)(xiv), Seller shall cause Seller’s Architect to deliver to Seller and Buyer written certification of the Rentable Square Footage of the Building reasonably acceptable to Buyer. For purposes of this Agreement, the “Rentable Square Feet” (or “Rentable Square Footage”) of the Building shall be calculated in the same manner as was calculated in the Plans. The Purchase Price shall be adjusted to an amount equal to the product of (i) the Rentable Square Feet contained in the Building, as so determined, multiplied by (ii) $49.00 per Rentable Square Foot. Buyer and Seller shall execute and deliver to Escrow Holder an appropriate amendment to this Agreement and/or escrow instruction as reasonably required to effect such adjustment in the Purchase Price.

22. Construction Financing.

(a) Construction Financing. Seller shall obtain and provide to Buyer at least five (5) days prior to the end of the Due Diligence Period, a written loan commitment (redacted to reflect only the loan amount and maturity date), or other evidence acceptable to Buyer that such loan is available (herein, a “Construction Loan Commitment”) for Construction Financing in an amount sufficient to complete construction of the Improvements and all Off-Site Improvements, which shall be from a reputable lender and shall contain no material conditions to the lender’s obligation to provide the Construction Financing (other than customary and reasonable conditions normally imposed by commercial lenders).

(b) Subordination and Non-Disturbance. Buyer shall have no obligation to subordinate this Agreement, the Memorandum and/or Buyer’s rights under this Agreement to any loan, financing or other obligation except as expressly provided in this Section 22. Notwithstanding the foregoing, in connection with Seller’s obtaining of a construction loan for the Improvements (the “Construction Financing”), from a third-party institutional lender (a “Construction Lender”), which Construction Financing shall conform to the Construction Financing, evidence of which was provided to Buyer pursuant to Section 3(a) above. Buyer shall subordinate this Agreement to such Construction Financing pursuant to one or more agreements (each, a “Tri Party Agreement”) that also provides that, as a condition thereto, Seller, and Construction Lender execute and deliver to Buyer a nondisturbance and recognition agreement with respect to this Agreement in form acceptable to Buyer in its sole discretion (a “Subordination Non-Disturbance Agreement”). No such subordination or Subordination Non-Disturbance Agreement or Tri Party Agreement shall limit Buyer’s rights or Seller’s obligations under this Agreement. Such Subordination Non-Disturbance Agreement shall provide the following terms:

(c) Repayment. Any construction financing shall be repaid in full at closing.

(d) Recognition of Escrow Rights. Construction Lender shall recognize all of Buyer’s rights under this Agreement, including, without limitation, Buyer’s Escrow Rights including any Escrow Rights arising from Buyer’s cure of Seller’s defaults pursuant to Section 10(b);

(e) Right to Cure. Notwithstanding any exercise of remedies in connection with such Construction Financing, Construction Lender shall not take any steps to enforce its rights against the Property resulting from any default under the Construction Financing unless Construction Lender has given notice of such default to Buyer and Buyer has failed to remedy such default within such period of thirty (30) days after the receipt of such notice or such longer period after receipt of such notice as shall be required to remedy such default with due diligence provided that if any such longer period shall be required to remedy such default, Buyer has notified Construction Lender, as applicable, within such period of thirty (30) days that Buyer intends to remedy such default with due diligence and the terms of any Construction Financing, as applicable, provides that the acceleration of the payment of the principal sum or any part thereof in the event of such default shall be nullified if Buyer remedies such default as if no such default had occurred, provided, however, that, subject to the foregoing, such nullification shall in no way extend to or be taken in any manner whatsoever to affect any subsequent default or the rights resulting therefrom;

(f) Foreclosure Recognition. If there is a foreclosure of any deed of trust securing the Construction Financing (including transfer by deed in lieu, transfer by judicial foreclosure or transfer through any similar judicial or non-judicial exercise of the remedies held by Construction Lender), this Agreement shall not be terminated, and Construction Lender, and all subsequent owners shall recognize Buyer’s rights under this Agreement and Construction Lender, and all subsequent owners shall assume Seller’s obligations under this Agreement. Buyer shall not be named as a party in any foreclosure action or proceeding.

(g) Effect of Tri-Party Agreement. Upon the execution of a Tri-Party Agreement by Buyer and Construction Lender, such Tri-Party Agreement shall supersede the provisions of this Section 22. In the event of any conflict between the provisions of this Section 22 and such Tri-Party Agreement, such Tri-Party Agreement shall control.

23. Purchase Agreement. Seller shall cause the closing of the purchase of the Real Property pursuant to the Underlying Purchase Agreement and the closing of the loan for the Construction Financing to occur on or before December 31, 2014 and Seller shall provide Buyer evidence of such closing reasonably acceptable to Buyer and the failure of such closing to occur by such date shall constitute a default hereunder and Buyer shall be entitled to exercise the remedies set forth in Section 10(b) above.

24. Seller/Contractor Warranty. Seller’s construction contract with General Contractor shall provide for a period of one (1) year following Substantial Completion (other than with respect to HVAC condensers and similar equipment, with respect to which the period will be five (5) years, if the HVAC condensers are part of the Improvements being constructed by Seller), General Contractor will, at its sole cost and expense, make all necessary repairs or replacements to the Improvements and Off-Site Improvements reasonably requested by Buyer (other than with respect to any work performed by Buyer after Closing). General Contractor shall name Buyer as an additional warranty party and shall execute and deliver to Buyer an acknowledgment reasonably acceptable to Buyer (the “Warranty Acknowledgment”) acknowledging that Buyer shall have the right to enforce the warranty and other obligations set forth in this Section 24 directly against General Contractor. All such repairs or replacements shall be acceptable to Buyer in Buyer’s sole discretion. Buyer agrees that if any such repairs or replacements are covered by Third Party Warranties, Buyer shall reasonably cooperate with Seller (at no cost to Buyer) to make a claim in connection with such Third Party Warranties. Seller’s obligations hereunder shall expressly survive the Closing.

25. Disclosures. By its signature to this Agreement, Buyer hereby acknowledges, if applicable, its receipt of the following notices at or before the execution of this Agreement.

(a) Notice Regarding Possible Annexation. If the Property that is the subject of this Agreement is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

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IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement in multiple copies, each of which shall be deemed to be an original. on the Effective Date.

“Seller”	AVERA DEVELOPMENT, LLC, a Texas limited liability company

	By:	/s/ H.T. Odom III
H.T. Odom III, Manager

“Buyer”	IPT ACQUISITIONS LLC, a Delaware limited liability company
	By:	IPT Real Estate Holdco LLC,
its Sole Member
		By:	Industrial Property Operating Partnership LP, Its Sole Member
			By:	Industrial Property Trust Inc.,
Its General Partner

				By:	/s/ J.R. Wetzel
				Name:	J.R. Wetzel
				Title:	Managing Director

Republic Title Insurance of Texas, Inc. agrees to act as Escrow Holder in accordance with the terms of this Agreement, and to comply with the terms and provisions of this Agreement. First American Title Insurance Company agrees to comply with all reporting requirements of Section 6045 of the United States Internal Revenue Code and the regulations promulgated thereunder.

REPUBLIC TITLE OF TEXAS, INC.

By:	/s/ Trisha Weaver
Vice President
(Print Name and Title)

PURCHASE AND SALE AGREEMENT

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION
Actual Knowledge	9(d)

Additional Deposit	2(a)

Agreement	Preamble

Approval Criteria	19(d)(i)

Approval Notice	3(b)

Approved Buyer Change Order	19(d)(iii)

Approved Change Order	19(d)(iii)

Appurtenances	1(a)

Architect’s Agreement	3(a)(vii)

Architect’s Certificate	3(e)(i)(1)

Assignment and Assumption	5(b)(i)(2)

Bill of Sale	5(b)(ii)(3)

Broker	14

Building	21

Business Day	17(i)

Buyer	Preamble

Buyer Affiliate	17(a)

Buyer Change Order	19(d)(iii)

Buyer Change Order Cost	19(d)(iii)

Buyer Change Order Delay	20(a)

Buyer Change Order Deposit(s)	19(d)(vi)

Buyer Representatives	4(b)

Buyer’s Final Plan Changes	19(d)(i)

Buyer’s Plan Change Notice(s)	19(d)(vi)

Casualty Termination Notice	12

CC&Rs	9(b)(vii)

Change Order	19(d)(iii)

DEFINED TERM	SECTION
Closing	5(a)

Closing Date	5(a)

Closing Statements	8(h)

Commission Agreement	14

Construction Financing	22(b)

Construction Lender	22(b)

Construction Loan Commitment	22(a)

Construction Schedule	19(h)(i)

Current Owners	3(e)(7)(xix)(1)

Deed	5(b)(ii)(1)

Deposit	2(a)

Development Deposits	6(b)

Draft Final Plans	19(d)(i)

Due Diligence Deliveries	3(a)(iii)

Due Diligence Period	3(a)

Effective Date	Preamble

Election Notice	10(b)(i)(3)

Endorsements	3(e)(x)

Environmental Laws	9(b)(xiii)

Escrow	6(a)

Escrow Holder	6(a)

Escrow Rights	10(b)(ii)

Estimated Change Order Cost	19(d)(iii)

Evidence of Completion	3(e)(xiv)(1)

Existing Survey	3(a)(i)

Final Plan Review Period	19(d)(i)

Final Plans	19(d)(i)

Financial Encumbrances	3(a)(i)

Force Majeure Delay	20(b)

DEFINED TERM	SECTION
Fourth Additional Deposit	2(a)

General Contractor	19(e)(i)

Governmental Change Orders	19(d)(iv)

Governmental Sign-Off	3(e)(i)(2)

Improvements	1(a)

Improvements	19(d)(ii)

Independent Architect	19(d)

Independent Consideration	2(a)

Initial Deposit	2(a)

Insignificant	19(d)(v)

Intangibles	1(d)

IRC	6(e)

Knowledge	9(d)

Laws	3(e)(6)

Letter of Credit	2(a)(i)

Liquidated Damages Amount	10(a)

Major Subcontractors	19(e)(ii)

Material Adverse Effect	3(a)(i)

Material Adverse Effect Threshold	3(a)(i)

Memorandum	15

Official Records	6(c)(iii)

Off-site Improvements	11(h)

Operating Agreements	1(d)

Outside Completion Date	19(h)(ii)

Permit Approval Delay	19(b)

Permit Condition Threshold	19(a)(i)

Permit Conditions	19(a)

Permits	19(a)

Permitted Exceptions	3(a)(i)

DEFINED TERM	SECTION
Personal Property	1(b)

Plans	19(d)(ii)

Preliminary Plans	19(c)

Property	1(d)

Punch List Holdback	3(e)(xiv)(7)

Punch List Items	3(e)(xiv)(7)

Purchase Price	2

Real Property	Recitals-A

Real Property	13

Rentable Square Feet	21

Rentable Square Footage	21

Reserved Rights	9(c)

Second Additional Deposit	2(a)

Seller	Preamble

Seller Change Order	19(d)(iii)

Seller Closing Documents	9(c)

Seller Parties	4(b)

Seller Representations	9(c)

Seller’s Architect	3(e)(i)(1)

Seller’s Estimate Notice	19(d)(vi)

Seller’s Plan Change Notice(s)	19(d)(v)

Subdivision Approval	11(i)

Subordination Non-Disturbance Agreement	22(b)

Substantial Completion	3(e)(i)

Substantial Completion Notice	3(e)(xiv)(1)

Substantially Complete	3(e)(i)

Substantially Completed	3(e)(i)

Target Closing Date	5(a)

Target Completion Date	19(h)(ii)

DEFINED TERM	SECTION
Tenants	1(a)

Third Additional Deposit	2(a)

Title Commitment	3(a)(i)

Title Company	3(a)(i)

Title Policy	3(e)(x)

Transactions	3(a)

Tri Party Agreement	22(b)

Underlying Purchase Agreement	3(e)(7)(xix)(1)

Updated Survey	3(e)(ii)

Updated Title Report	3(e)(ii)

Warranties	11(k)

Warranty Acknowledgment	24